                                             Registration Nos. 333-    333-

================================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                           ------------------------

                                   Form S-3
                            Registration Statement
                                     under
                          the Securities Act of 1933
                         ----------------------------

                        DELMARVA POWER & LIGHT COMPANY
            (Exact name of Registrant as specified in its charter)

     Delaware and Virginia                                      51-0084283
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                              Identification No.)

                          DELMARVA POWER FINANCING I
            (Exact name of Registrant as specified in its charter)

                             --------------------

            Delaware                                  To Be Applied For
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                                800 King Street
                                 P.O. Box 231
                          Wilmington, Delaware 19899
                                (302) 429-3011
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Barbara S. Graham
         Senior Vice President, Treasurer and Chief Financial Officer
                                800 King Street
                                 P.O. Box 231
                          Wilmington, Delaware 19899
                                (302) 429-3448

 (Name and address, including zip code, and telephone number, including area code, of agent for service)

                           ------------------------

               It is respectfully requested that the Commission
           send copies of all notices, orders and communications to:
                            Robert G. Schuur, Esq.
                               Reid & Priest LLP
                              40 West 57th Street
                           New York, New York 10019

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [_]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [_]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                               -----------------


================================================================================

                        CALCULATION OF REGISTRATION FEE
==================================================================================================================
Title                                     Amount       Proposed Maximum    Proposed Maximum
of Each Class of                           to Be        Offering Price    Aggregate Offering        Amount of
Securities to Be Registered              Registered      Per Unit/1/        Price/1//2/          Registration Fee
- ------------------------------------------------------------------------------------------------------------------
Delmarva Power Financing I Trust
Preferred Capital Securities .........    2,800,000         $25.00            $70,000,000             $24,138
- ------------------------------------------------------------------------------------------------------------------
Delmarva Power & Light Company
Guarantee with respect to Delmarva
Power Financing I Trust Preferred
Capital Securities and Delmarva Power
& Light Company obligations with
respect to such Preferred Securities
under an Indenture, an Amended and
Restated Trust Agreement and an
Agreement as to Expenses and
Liabilities/3/........................
- ------------------------------------------------------------------------------------------------------------------
Delmarva Power & Light Company
Junior Subordinated Debentures,
Series I/4/...........................
==================================================================================================================

     (1) Estimated solely for the purpose of calculating the registration fee.

     (2)     Exclusive of accrued distributions, if any.

     (3) No separate consideration will be received for the Delmarva Power & Light Company Guarantee and such other obligations.

     (4) The Junior Subordinated Debentures will be purchased by Delmarva Power Financing I with the proceeds of the sale of the Preferred Securities. No separate consideration will be received for the Junior Subordinated Debentures.

   The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+Information contained herein is subject to completion or amendment.  A        +
+Registration Statement relating to these securities has been filed with the + +Securities and Exchange Commission. These securities may not be sold nor may + +offers to buy be accepted prior to the time the Registration Statement becomes+ +effective. This prospectus shall not constitute an offer to sell or the +
+solicitation of an offer to buy nor shall there be any sale of these          +
+securities in any jurisdiction in which such offer, solicitation or sale would+ +be unlawful prior to registration or qualification under the securities laws +
+of any such jurisdiction.                                                     +
+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS (Subject to Completion, Issued        , 1996)

                         2,800,000 Preferred Securities

                           Delmarva Power Financing I
              ____% CUMULATIVE TRUST PREFERRED CAPITAL SECURITIES
               (Liquidation amount $25.00 per Preferred Security)
   Guaranteed to the extent Delmarva Power Financing I has funds as set forth herein by

                         Delmarva Power & Light Company
                                  -------------

  The ____% Cumulative Trust Preferred Capital Securities (the "Preferred Securities") offered hereby are being issued by and represent undivided preferred beneficial interests in the assets of Delmarva Power Financing I ("Delmarva Financing"), a statutory business trust created under the laws of the State of Delaware. Delmarva Power & Light Company (the "Company"), a Delaware and Virginia corporation, will be the owner of the undivided common beneficial interests in the assets represented by common securities of Delmarva Financing (the "Common Securities," together with the Preferred Securities herein referred to as the "Trust Securities"). Wilmington Trust Company is the Property Trustee of Delmarva Financing. Delmarva Financing exists for the sole purpose of issuing the Preferred Securities and the Common Securities and investing the proceeds thereof in ____% Junior Subordinated Debentures, Series I, Due _____, to be issued by the Company (the "Subordinated Debentures") in an aggregate principal amount equal to the aggregate liquidation amount of the Trust Securities. The Preferred Securities will have a preference under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise over the Common Securities. See "Description of the Preferred Securities -- Subordination of Common Securities."
                                                   (continued on following page)
                                 -------------

  SEE "RISK FACTORS," BEGINNING ON PAGE 7, FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE PREFERRED SECURITIES, INCLUDING THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENT OF DISTRIBUTIONS ON THE PREFERRED SECURITIES MAY BE DEFERRED AND CERTAIN RELATED FEDERAL INCOME TAX CONSEQUENCES.

                                 -------------

Application will be made to list the Preferred Securities on The New York Stock
Exchange.  Trading of the   Preferred Securities on The New York Stock Exchange
  is expected to commence within a thirty-day period after   the date of this
                        Prospectus.  See "Underwriting."

                                 -------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 -------------


                                            Underwriting      Proceeds to
                            Price to       Discounts and       Delmarva
                            Public(1)      Commissions(2)   Financing(3)(4)
                          --------------  ----------------  ----------------
Per Preferred Security..       $25.00            (3)             $25.00
Total...................    $70,000,000          (3)          $70,000,000

- ---------

(1) Plus accrued distributions, if any, from _________, 1996.
(2) Delmarva Financing and the Company have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) In view of the fact that the proceeds of the sale of the Preferred Securities will be used to purchase the Subordinated Debentures, the Company has agreed, in the Underwriting Agreement, to pay to the Underwriters, as compensation for their services, $_____ per Preferred Security (or $___________ in the aggregate); provided that such compensation will be $_____ per Preferred Security sold to certain institutions. See "Underwriting."
(4) Expenses of the offering, which are payable by the Company, are estimated to be $210,000.

                                 -------------
     The Preferred Securities are offered, subject to prior sale, when, as and if accepted by the Underwriters and subject to approval of certain legal matters by Reid & Priest LLP, counsel for the Underwriters. It is expected that delivery of the Preferred Securities will be made on or about __________, 1996 through the book-entry facilities of The Depository Trust Company against payment therefor in immediately available funds.

                                 -------------

MORGAN STANLEY & CO.                                         MERRILL LYNCH & CO.
     Incorporated

____________, 1996

(cover continued)
  Holders (as defined in the Trust Agreement) of the Preferred Securities will be entitled to receive preferential cumulative cash distributions accruing from the date of original issuance and payable quarterly in arrears on the last day of March, June, September and December of each year, commencing ________, 1996, at the per annum rate of ____% of the liquidation amount of $25 per Preferred Security (together, at any given time, with any accrued but unpaid amounts and interest thereon, if any, "Distributions"). Interest on the Subordinated Debentures is the sole source of income for Delmarva Financing from which payment of Distributions on the Preferred Securities can be made. The Company has the right to defer payments of interest on the Subordinated Debentures by extending the interest payment period thereon at any time or from time to time for up to 20 consecutive quarters with respect to each deferral period (each, an "Extension Period"); provided, however, that any such Extension Period may not extend beyond the maturity of the Subordinated Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, including interest on deferred interest payments, the Company may elect a new Extension Period, subject to the above requirements.

  If interest payments on the Subordinated Debentures are deferred, Distributions on the Preferred Securities also will be deferred and the Company will not be permitted, subject to certain exceptions set forth herein, to (i) declare or pay dividends or distributions on (other than dividends or distributions paid in shares of Common Stock of the Company) or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, or (ii) make any payment of principal of, interest or premium, if any, on, or repay, repurchase or redeem any indebtedness that is pari passu with the Subordinated Debentures (including other Debt Securities, as defined herein) or make any guarantee payment with respect to such indebtedness. During an Extension Period, interest on the Subordinated Debentures will continue to accrue. Distributions on the Preferred Securities will continue to accrue and Distributions that are in arrears will bear interest on the amount thereof at the per annum rate of ____% (to the extent permitted by applicable law, compounded quarterly), and Holders of Preferred Securities will be required to accrue interest income for United States federal income tax purposes in advance of receipt of cash related to such interest income. See "Description of the Subordinated Debentures -- Option to Extend Interest Payment Period" and "Certain United States Federal Income Tax Consequences -- Potential Extension of Interest Payment Period and Original Issue Discount."

  The payment of Distributions and payments on the liquidation of Delmarva Financing or the redemption of the Preferred Securities are guaranteed by the Company to the extent that Delmarva Financing has sufficient funds available to
make such payments (the "Guarantee").   See "Description of the Guarantee."  If
the Company fails to make interest payments on the Subordinated Debentures held by Delmarva Financing, Delmarva Financing will have insufficient funds to pay Distributions on the Preferred Securities. In such event, a Holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce payment to such Holder of the principal of or interest on Subordinated Debentures having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such Holder. The Company's obligations under the Guarantee and the Subordinated Debentures are subordinate and junior in right of payment to Senior Indebtedness (as defined herein) of the Company. The Company has agreed in an Agreement as to Expenses and Liabilities (the "Expense Agreement") to provide funds to pay obligations of Delmarva Financing to parties other than Holders of Trust Securities. The Subordinated Debentures and the Guarantee, together with the obligations of the Company with respect to the Preferred Securities under the Indenture, the Trust Agreement (each as defined herein) and the Expense Agreement, constitute a full and unconditional guarantee of the Preferred Securities by the Company.

  The Preferred Securities are subject to mandatory redemption upon repayment of the Subordinated Debentures at maturity or upon their earlier redemption. See "Description of the Preferred Securities -- Redemption Procedures." The Company will have the option at any time on or after _______________, to redeem the Subordinated Debentures, in whole or in part. The Company also will have the option, upon the occurrence and during the continuation of a Special Event (as defined herein), (i) to redeem the Subordinated Debentures, in whole but not in part, which will result in the redemption of all the Trust Securities by Delmarva Financing or (ii) to cause the termination of Delmarva Financing and, in connection therewith, after satisfaction of all amounts due to creditors of Delmarva Financing, if any, to cause the distribution of Subordinated Debentures to the Holders of Preferred Securities and the Common Securities. If the Subordinated Debentures are distributed to the Holders of the Preferred Securities, the Company will use its best efforts to have the Subordinated Debentures listed on the New York Stock Exchange or on such other exchange as the Preferred Securities then are listed. See "Description of the Preferred Securities -- Special Event Redemption or Distribution" and "Description of the Subordinated Debentures." Any redemption of Trust Securities by Delmarva Financing will be in amounts having an aggregate liquidation amount equal to the aggregate principal of Subordinated Debentures to be redeemed and will be at a redemption price equal to 100% of such liquidation amount, plus accrued and unpaid Distributions, if any, to the redemption date (the "Redemption Price"). Each class of the Trust Securities will be redeemed in proportion to the percentage they represent of all the Trust Securities. See "Description of the Subordinated Debentures -- Optional Redemption."

  The Subordinated Debentures are subordinate and junior in right of payment to all Senior Indebtedness of the Company. The terms of the Subordinated Debentures place no limitation on the amount of Senior Indebtedness that may be incurred by the Company. As of March 31, 1996, the Company had approximately $1.0 billion of principal amount of indebtedness for borrowed money and capital lease
obligations constituting Senior Indebtedness.   See "Description of the
Subordinated Debentures -- Subordination" and "Description of the Preferred Securities."

  In the event of the liquidation of Delmarva Financing, the Holders of the Trust Securities will be entitled to receive either (i) Subordinated Debentures in an aggregate principal amount of $25 per Preferred Security or (ii) a liquidation amount of $25 per Preferred Security, plus accrued and unpaid Distributions thereon to the date of payment, subject to certain limitations. See Description of the "Preferred Securities -- Liquidation Distribution upon Termination."

(cover continued)

  The Preferred Securities will be represented by global certificates registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Preferred Securities will be shown on, and transfers thereof will be effected only through, records maintained by participants in DTC.
Except as described herein, Preferred Securities in certificated form will not be issued in exchange for the global certificates. See "Description of the Preferred Securities -- Book-Entry Only Issuance -- The Depository Trust Company."

  No dealer, salesman or other person has been authorized to give any information or to make any representations, other than those contained or incorporated by reference in this Prospectus, in connection with the offering made by this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by Delmarva Financing, the Company or the Underwriters. This Prospectus does not constitute an offer or a solicitation by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to the date of the Prospectus.

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE PREFERRED SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                        -------------------------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
AVAILABLE INFORMATION.......................................................   2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................   2

SUMMARY INFORMATION.........................................................   3

CERTAIN CONSOLIDATED FINANCIAL INFORMATION OF DELMARVA POWER & LIGHT
   COMPANY..................................................................   5

RISK FACTORS................................................................   7

THE COMPANY.................................................................  11

DELMARVA FINANCING..........................................................  11

USE OF PROCEEDS.............................................................  12

DESCRIPTION OF THE PREFERRED SECURITIES.....................................  12

DESCRIPTION OF THE GUARANTEE................................................  21

DESCRIPTION OF THE SUBORDINATED DEBENTURES..................................  23

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.......................  31

VALIDITY OF THE SECURITIES..................................................  34

EXPERTS.....................................................................  34

UNDERWRITING................................................................  35


                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the
Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Certain securities of the Company are listed on the New York and Philadelphia Stock Exchanges, and reports and other information concerning the Company may be inspected and copied at the offices of both Exchanges.

  No separate financial statements of Delmarva Financing are included herein. The Company considers that such financial statements would not be material to Holders of the Preferred Securities because the Company is a reporting company under the 1934 Act and Delmarva Financing has no independent operations, but exists for the sole purpose of issuing the Trust Securities and holding as trust assets the Subordinated Debentures.

  Delmarva Financing intends not to file separate reports under the 1934 Act but must apply for and be granted relief by the Commission to avoid the requirement to file such reports. The Subordinated Debentures and the Guarantee, together with the obligations of the Company with respect to the Preferred Securities under the Indenture, the Trust Agreement and the Expense Agreement, constitute a full and unconditional guarantee of the Preferred Securities by the Company.
See "Description of the Subordinated Debentures -- Additional Interest" and "Description of the Guarantee -- Events of Default."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, filed by the Company with the Commission pursuant to the 1934 Act, are hereby incorporated by reference:

  1. The Company's Annual Report on Form 10-K for the year ended December 31, 1995;

  2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;

  3. The Company's Current Reports on Form 8-K dated February 22, 1996 and May 26, 1996.

  Each document filed subsequent to the date of this Prospectus pursuant to
Section 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and shall be a part hereof from the date of filing of such document. The documents that are incorporated or deemed to be incorporated by reference in this Prospectus are referred to sometimes hereinafter as the "Incorporated Documents."

  Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document referred to above which has been or may be incorporated in this Prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to: Mr. Donald P. Connelly, Secretary, Delmarva Power & Light Company, 800 King Street, P.O. Box 231, Wilmington, Delaware 19899, telephone number (302) 429-3011.

                              SUMMARY INFORMATION

  The following is a summary of certain information contained herein and should be read in conjunction with such information contained elsewhere in this Prospectus and is subject to and qualified by reference to such information. Capitalized terms used herein have the respective meanings ascribed to them elsewhere in this Prospectus.

General

  The Preferred Securities are undivided preferred beneficial interests in the assets of Delmarva Financing and will have a preference, under certain circumstances, with respect to cash Distributions and amounts payable on liquidation, redemption or otherwise over the trust interests represented by the Common Securities issued by Delmarva Financing. The sole assets of Delmarva Financing will be the Subordinated Debentures.

Distributions

  Holders of the Preferred Securities will be entitled to receive cumulative cash Distributions accruing from the date of original issuance and payable quarterly in arrears on the last day of March, June, September and December of each year, commencing _____________, 1996, at the per annum rate of ____% of the liquidation amount thereof to the persons in whose names the Preferred Securities are registered at the close of business on the relevant record dates.

  Delmarva Financing will hold Subordinated Debentures in an aggregate principal amount equal to the liquidation amount of the Trust Securities. The Subordinated Debentures are unsecured subordinated debt securities issued under an Indenture, dated as of ______________, 1996, between the Company and Wilmington Trust Company, as Trustee (the "Indenture"). Delmarva Financing will use interest payments on the Subordinated Debentures to make Distributions on the Preferred Securities. The Subordinated Debentures will be subordinate to all Senior Indebtedness of the Company but will be senior to all capital stock of the Company.

Opinion to Extend Interest Payment Period

  The Company has the right to defer payments of interest on the Subordinated Debentures by extending the interest payment period thereon for Extension Periods of up to 20 consecutive quarters with respect to each deferral period; provided, however, that no Extension Period may extend beyond the maturity of the Subordinated Debentures. If interest payments on the Subordinated Debentures are deferred, Distributions on the Preferred Securities also will be deferred and the Company will not be permitted, subject to certain exceptions set forth herein, to (i) declare or pay dividends or distributions on (other than dividends or distributions paid in shares of Common Stock of the Company) or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, or (ii) make any payment of principal of, interest or premium, if any, on, or repay, repurchase or redeem any indebtedness that is pari passu with the Subordinated Debentures (including other Debt Securities, as defined herein) or make any guarantee payment with respect to such indebtedness. During an Extension Period, interest on the Subordinated Debentures will continue to accrue. Distributions on the Preferred Securities will continue to accrue and Distributions that are in arrears will bear interest on the amount thereof at the per annum rate of ____% (to the extent permitted by applicable law, compounded quarterly), and Holders of Preferred Securities will be required to accrue interest income for United States federal income tax purposes in advance of receipt of cash related to such interest income. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may elect another Extension Period. The Company will give Delmarva Financing and the Debenture Trustee notice of its election of an Extension Period prior to the earlier of (i) one Business Day prior to the record date for Distribution that would occur but for such election or (ii) the date the Company is required to give notice to the New York Stock Exchange ("NYSE") or other applicable self-regulatory organization of such record date and will cause Delmarva Financing to send notice of such election to the Holders of Preferred Securities.

Redemption

  The Subordinated Debentures are redeemable, in whole or in part, on or after ________________, or at any time, in whole but not in part, upon the occurrence of a Special Event and in certain other circumstances, at the option of the Company. Upon redemption of the Subordinated Debentures, the Preferred Securities and the Common Securities will be redeemed on a pro rata basis to the same extent as the Subordinated Debentures are redeemed. See "Description of the Subordinated Debentures -- Optional Redemption" and "Description of the Preferred Securities -- Redemption Procedures."

  No sinking fund will be established for the benefit of the Preferred
Securities.

Special Event Redemption or Termination

  Upon the occurrence and during the continuation of a Special Event, the Company may elect (i) to redeem the Subordinated Debentures at any time, in whole but not in part, in which event all of the Trust Securities will be redeemed or (ii) to cause the termination of Delmarva Financing, subject, in the case of a Tax Event, to receipt of a No Recognition Opinion. In the event of a termination, after the satisfaction of all amounts due to creditors of Delmarva Financing, if any, the Subordinated Debentures will be distributed to the Holders of the Preferred Securities and the Common Securities on a pro rata basis. If the Subordinated Debentures are distributed to the Holders of the Preferred Securities, the Company will use its best efforts to have the Subordinated Debentures listed on The New York Stock Exchange or on such other exchange as the Preferred Securities are then listed. See "Description of the Preferred Securities -- Special Event Redemption or Distribution."

The Guarantee

  The payment of Distributions on the Preferred Securities and payments on the liquidation of Delmarva Financing and the redemption of Preferred Securities are guaranteed by the Company if and to the extent that Delmarva Financing has funds available therefor. See "Description of the Preferred Securities -- Guarantee."

Listing

  Application will be made to list the Preferred Securities on the NYSE.
Trading of the Preferred Securities on the NYSE is expected to commence within a 30-day period after the date of this Prospectus.

Use of Proceeds

  The proceeds to be received by Delmarva Financing from the sale of the Preferred Securities will be used to purchase Subordinated Debentures of the Company. The Company expects to use the proceeds of such purchase to redeem its 7.52% Preferred Stock--$100 Par Value and its Adjustable Rate Preferred Stock-- $100 Par Value, Series A, to redeem or otherwise retire other outstanding securities of the Company to the extent that it shall be economic to do so, and for other general corporate purposes. To the extent the proceeds are not immediately so used, they may be invested temporarily in short-term interest-bearing obligations.

  CERTAIN CONSOLIDATED FINANCIAL INFORMATION OF DELMARVA POWER & LIGHT COMPANY
         (Thousands, except per share amounts, ratios and percentages)

                                                  Twelve
                                                  Months
                                                  Ended
                                                March 31,                        Year Ended December 31, (1)
                                               -------------   -----------------------------------------------------------------
                                                   1996           1995           1994         1993         1992        1991
                                               -------------   ------------- ------------ ------------ ----------- -------------
                                               (Unaudited)
Income Summary:
   Operating Revenues........................   $1,030,133     $995,103     $991,021     $970,607      $864,044     $855,821
   Net Income................................      117,224      117,488      108,310(2)   111,076        98,526(3)    93,236
   Earnings Applicable to Common
     Stock...................................      107,360      107,546       98,940(2)   101,074        90,177(3)    85,259
   Earnings per share of Common
     Stock...................................        $1.78        $1.79        $1.67(2)     $1.76          $1.69(3)    $1.69(4)
   Ratio of Earnings to Fixed
     Charges (5).............................         3.46         3.54         3.49         3.47           3.03        2.58
   Ratio of Earnings to Fixed
    Charges and Preferred Dividends
    (5)......................................         2.88         2.92         2.85         2.88           2.51        2.24

                                                                                                    March 31, 1996
                                                                                  -------------------------------------------------
                                                                                                      Unaudited
                                                                                           Actual               As Adjusted (6)
                                                                                  ------------------------ ------------------------
                                                                                   Outstanding    Ratio     Outstanding      Ratio
                                                                                  -------------- --------- --------------- --------

Capitalization Summary:
   Common Stockholders' Equity.................................................       $931,844     45.7%       $931,844      45.7%
   Preferred Stock -
      Not Subject to Mandatory Redemption......................................        168,085      8.2%         98,085       4.8%
      Company Obligated Mandatorily Redeemable Preferred Securities
       of Subsidiary Trust (7).................................................             --      0.0%         70,000       3.4%
   Long-Term Debt (8)..........................................................        940,085     46.1%        940,085      46.1%
                                                                                  -------------- --------- --------------- --------
Total Capitalization...........................................................     $2,040,014    100.0%     $2,040,014     100.0%
                                                                                  ============== ========= =============== ========

- -----------------------------------------------------------------

 (1) Derived from audited financial information.

 (2) An early retirement offer decreased earnings net of income taxes and earnings per share by $10.7 million and $0.18, respectively.

 (3) The settlement of a lawsuit with PECO Energy Company increased earnings net of income taxes and earnings per share by $11.4 million and $0.21, respectively.

 (4) Includes $0.25 for the cumulative effect of a change in accounting for unbilled revenues.

 (5) For purposes of computing these ratios, earnings have been computed by adding income taxes and fixed charges to net income. Fixed charges include gross interest expense and the estimated interest component of rentals. For the ratio of earnings to fixed charges and preferred dividends, preferred dividends represent annualized preferred dividend requirements multiplied by the ratio that pre-tax income bears to net income. For 1994, the exclusion of an early retirement offer charge results in an adjusted ratio of earnings to fixed charges of 3.74 and an adjusted ratio of earnings to fixed charges and preferred dividends of 3.05. For 1992, the exclusion of the gain from a settlement reached in a lawsuit with PECO Energy Company results in an adjusted ratio of earnings to fixed charges of 2.78 and an adjusted ratio of earnings to fixed charges and preferred dividends of
     2.30. For 1991, net income and income taxes related to the cumulative effect of a change in accounting for unbilled revenues are excluded in the computation of these ratios.

 (6) Assumes that the net proceeds to the Company from the sale of Preferred Securities offered hereby will be used to redeem preferred stock of the Company.

 (7) As described in this Prospectus, all of the assets of Delmarva Financing will be approximately $72 million of ___% Subordinated Debentures of the Company.

 (8) Excludes $1,507,000 of long-term debt due within one year, and includes $86,500,000 of variable rate demand bonds, which the Company intends to use as a source of long-term financing.

                                  RISK FACTORS

     Prospective purchasers of Preferred Securities should review carefully the information contained elsewhere herein and should particularly consider the following risk factors with respect to the Preferred Securities:

Subordination of the Guarantee and the Subordinated Debentures

     The Company's obligations under the Guarantee issued by the Company for the benefit of the Holders of the Preferred Securities are unsecured and rank subordinate and junior in right of payment to Senior Indebtedness of the Company, except any liabilities that may be made pari passu expressly by their terms. The obligations of the Company under the Subordinated Debentures are subordinate and junior in right of payment to Senior Indebtedness of the Company. As of March 31, 1996, Senior Indebtedness of the Company aggregated approximately $1.0 billion. There are no terms of the Preferred Securities, the Subordinated Debentures or the Guarantee that limit the Company's ability to incur additional indebtedness, including indebtedness that would rank senior to the Subordinated Debentures and the Guarantee. See "Description of the Guarantee -- Status of the Guarantee" and "Description of the Subordinated Debentures -- Subordination."

     The ability of Delmarva Financing to pay amounts due on the Preferred Securities is solely dependent upon the Company making payments on the Subordinated Debentures as and when required.

Option to Extend Interest Payment Period; Tax Consequences

     The Company has the right to defer payments of interest on the Subordinated Debentures by extending the interest payment period thereon for Extension Periods of up to 20 consecutive quarters with respect to each deferral period; provided, however, that no Extension Period may extend beyond the maturity of the Subordinated Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, including interest on deferred interest payments, the Company may select a new Extension Period, subject to the above requirements. If interest payments on the Subordinated Debentures are deferred, Distributions on the Preferred Securities also will be deferred and the Company will not be permitted, subject to certain exceptions set forth herein, to (i) declare or pay dividends or distributions on (other than dividends or distributions paid in shares of Common Stock of the Company) or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, or (ii) make any payment of principal of, interest or premium, if any, on, or repay, repurchase or redeem any indebtedness that is pari passu with the Subordinated Debentures (including other Debt Securities, as defined herein) or make any guarantee payment with respect to such indebtedness. During an Extension Period, interest on the Subordinated Debentures will continue to accrue. Distributions on the Preferred Securities will continue to accrue and Distributions that are in arrears will bear interest on the amount thereof at the per annum rate of ____% (to the extent permitted by applicable law, compounded quarterly). See "Description of the Preferred Securities -- Distributions" and "Description of the Subordinated Debentures -- Option to Extend Interest Payment Period."

     Because the Company has the right to extend the interest payment period on the Subordinated Debentures, the Subordinated Debentures will be treated as having been issued with original issue discount ("OID") for United States federal income tax purposes. As a result, Holders of Preferred Securities will be required to include in their gross income Distributions as they accrue, rather than when they are paid, regardless of the Holder's regular method of accounting. OID on the Preferred Securities will be treated as interest and generally will be equal to the Distributions on the Preferred Securities each year. Should an Extension Period occur, a Holder of Preferred Securities will continue to accrue interest (in the form of OID) in income in respect of its pro rata share of the Subordinated Debentures held by Delmarva Financing for United States federal income tax purposes. As a result, a Holder of Preferred Securities will include such interest in gross income for United States federal income tax purposes in advance of the receipt of cash, and will not receive the cash related to such income from Delmarva Financing if the Holder disposes of the Preferred Securities prior to the record date for the payment of Distributions. See "Certain United States Federal Income Tax Considerations -- Potential Extension of Interest Payment Period and Original Issue Discount."

     The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Debentures. However, should the Company elect to exercise such right in the future, the market price of the Preferred Securities is likely to be adversely affected. A Holder that disposes of its Preferred Securities during an Extension Period, therefore, might not receive the same return on its investment as a Holder that continues to hold its Preferred Securities. In addition, as a result of the existence of the Company's right to defer interest payments, the market price of the Preferred Securities (which represent a preferred undivided beneficial interest in the Subordinated Debentures) may be more volatile than other securities on which OID accrues that do not have such rights.

Special Event Redemption or Distribution; Potential Adverse Effect on Market
Price

     Upon the occurrence and continuation of a Special Event, the Company has the right to (i) redeem the Subordinated Debentures, in whole but not in part, and therefore cause a mandatory redemption of all the Preferred Securities at the Redemption Price within 90 days following the occurrence of such Special Event or (ii) cause the termination of Delmarva Financing and, in connection therewith, after satisfaction of all amounts due to creditors of Delmarva Financing, if any, cause Subordinated Debentures in a Like Amount to be distributed to the Holders of Trust Securities within 90 days following the occurrence of such Special Event. There can be no assurance as to the market prices for the Subordinated Debentures which may be distributed in exchange for Preferred Securities if a termination and liquidation of Delmarva Financing were to occur. Accordingly, such Subordinated Debentures could, if distributed, trade at a discount to the price of the Preferred Securities exchanged. See "Description of the Preferred Securities -- Special Event Redemption or Distribution" and "Certain United States Federal Income Tax Consequences."

Possible Tax Law Changes

     On March 19, 1996, the Revenue Reconciliation Bill of 1996 (the "Revenue Bill"), the revenue portion of President Clinton's budget proposal, was released. The Revenue Bill would, among other things, generally treat as equity an instrument, issued by a corporation, that has a maximum term of more than 20 years and that is not shown as indebtedness on the separate balance sheet of the issuer or, where the instrument is issued to a related party (other than a corporation), where the holder or some other related party issues a related instrument that is not shown as indebtedness on the issuer's consolidated balance sheet. The above-described provision was proposed to be effective generally for instruments issued on or after December 7, 1995. If the provision were to apply to the Subordinated Debentures, the Company would be unable to deduct interest on the Subordinated Debentures. However, on March 29, 1996, the Chairmen of the Senate Finance and House Ways and Means Committees issued a joint statement to the effect that it was their intention that the effective date of the President's legislative proposals, if adopted, will be no earlier than the date of appropriate Congressional action. There can be no assurance, however, that current or future legislative proposals or final legislation will not affect the ability of the Company to deduct interest on the Subordinated Debentures. If legislation were enacted limiting, in whole or in part, the deductibility by the Company of interest on the Subordinated Debentures for United States Federal income tax purposes, such enactment could give rise to a Tax Event which would permit the Company to cause a redemption of the Preferred Securities or a distribution of the Subordinated Debentures in liquidation of Delmarva Financing, as described more fully under "Description of the Preferred Securities -- Special Event Redemption or Distribution." Accordingly, there can be no assurance that a Special Event will not occur.

     There can be no assurance as to the market prices for Preferred Securities or Subordinated Debentures that may be distributed in exchange for Preferred Securities if a dissolution or liquidation of Delmarva Financing were to occur. Accordingly, the Preferred Securities that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Subordinated Debentures that a Holder of Preferred Securities may receive on termination and liquidation of the Delmarva Financing, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. Because Holders of Preferred Securities may receive Subordinated Debentures upon the occurrence of a Special Event, prospective purchasers of Preferred Securities also are making an investment decision with regard to the Subordinated Debentures and should review carefully all the information regarding the Subordinated Debentures contained herein. See "Description of the Preferred Securities -- Special Event Redemption or Distribution" and "Description of the Subordinated Debentures -- General."

Rights Under the Guarantee; Limitation as to Funds Available to Delmarva
Financing

     The Guarantee will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Wilmington Trust Company will act as indenture trustee under the Guarantee for the purposes of compliance with the Trust Indenture Act (the "Guarantee Trustee") and will hold the Guarantee for the benefit of the Holders of the Preferred Securities.
Wilmington Trust Company also will act as trustee for the Subordinated Debentures (the "Debenture Trustee") and as Property Trustee under the Trust Agreement.

  The Guarantee guarantees to the Holders of the Preferred Securities to the extent not paid by Delmarva Financing, the payment (but not the collection) of
(i) any accrued and unpaid Distributions required to be paid on the Preferred Securities, to the extent Delmarva Financing has funds available therefor, (ii) the Redemption Price with respect to Preferred Securities called for redemption by Delmarva Financing, to the extent Delmarva Financing has funds available therefor and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of Delmarva Financing (unless the Subordinated Debentures are distributed to Holders of the Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid Distributions on the Preferred Securities to the date of payment and (b) the amount of assets of Delmarva Financing remaining available for distribution to Holders of the Preferred Securities in liquidation of Delmarva Financing. The Holders of not less than a majority in aggregate liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee or to direct the exercise of any trust power conferred upon the Guarantee Trustee under the Guarantee. Any Holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against Delmarva Financing, the Guarantee Trustee or any other person or entity. If the Company were to default on its obligations under the Subordinated Debentures, Delmarva Financing would lack available funds for the payment of Distributions or amounts payable on redemption of the Preferred Securities or otherwise, and in such event Holders of the Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts. If the Property Trustee fails to enforce its rights under the Subordinated Debentures or the Trust Agreement, any Holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce the Property Trustee's rights under the Subordinated Debentures or the Trust Agreement, to the fullest extent permitted by law, without first instituting any legal proceeding against the Property Trustee or any other person or entity. Notwithstanding the foregoing, a Holder of Preferred Securities may directly institute a proceeding for enforcement of payment to such Holder directly of principal of or interest on the Subordinated Debentures having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such Holder on or after the due dates specified in the Subordinated Debentures. See "Description of the Guarantee -- Status of the Guarantee" and "Description of the Subordinated Debentures -- Subordination" herein. The Trust Agreement pursuant to which Delmarva Financing has been formed provides that each Holder of Preferred Securities by acceptance thereof agrees to the provisions of the Guarantee and the Indenture.

     The Preferred Securities are subject to mandatory redemption upon repayment of the Subordinated Debentures at maturity or upon their earlier redemption.
See "Description of the Preferred Securities -- Redemption Procedures." The Company will have the option at any time on or after _______________ upon not less than 30 days' notice, to redeem the Subordinated Debentures, in whole or in part.

Limited Voting Rights

     Holders of Preferred Securities generally will have limited voting rights relating only to the modification of the Preferred Securities and the dissolution, winding-up or termination of Delmarva Financing. Holders of Preferred Securities will not be entitled to vote to appoint, remove or replace the Property Trustee, which voting rights are vested exclusively in the Holder of the Common Securities, except upon the occurrence of certain events described herein. The Administrative Trustees (as defined herein) and the Company may amend the Trust Agreement to ensure that Delmarva Financing will be classified for United States federal income tax purposes as a grantor trust without the consent of Holders, even if such action adversely affects the interests of Holders. See "Description of the Preferred Securities -- Voting Rights," "-- Amendments" and "-- Co-Trustees and Separate Property Trustees."

Trading Characteristics of Preferred Securities

     The Preferred Securities constitute a new issue of securities with no established trading market. Accordingly, no assurance can be given as to the liquidity of, or the development and maintenance of trading markets for, the Preferred Securities. If approved for listing, the Preferred Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Subordinated Debentures. A Holder that disposes of Preferred Securities between record dates for payments of Distributions thereon will be required to include accrued but unpaid interest on the Subordinated Debentures through the date of disposition in income as ordinary income and to add such amount to such Holder's adjusted tax basis in such Holder's pro rata share of the underlying Subordinated Debentures deemed disposed of. To the extent the selling price is less than such Holder's adjusted tax basis (which will include, in the form of OID, all accrued and unpaid interest), such Holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "Certain United States Federal Income Tax Consequences -- Potential Extension of Interest Payment Period and Original Issue Discount" and "-- Sale, Exchange and Redemption of the Preferred Securities."

                                  THE COMPANY

     The Company was incorporated in Delaware on April 22, 1909, and in Virginia on December 31, 1979. The Company's principal executive offices are located at 800 King Street, P.O. Box 231, Wilmington, Delaware 19899, (302) 429-3011.

     The Company is an investor-owned public utility which provides electric service to approximately 436,000 customers in Delaware, ten primarily Eastern Shore counties in Maryland and the Eastern Shore area of Virginia in an area consisting of about 6,000 square miles with a population of approximately 1,141,000. The Company also provides natural gas service to approximately 98,000 customers in an area consisting of about 275 square miles with a population of approximately 470,000 in northern Delaware, including the City of Wilmington.


                               DELMARVA FINANCING

  Delmarva Financing is a statutory business trust created under Delaware law pursuant to (i) a trust agreement executed by the Company, as depositor for Delmarva Financing, the Property Trustee and an Administrative Trustee, who is an employee of the Company (together with such other Administrative Trustees from time to time appointed by the Company, the "Administrative Trustees"), of such trust (the "Original Trust Agreement") and (ii) the filing of a certificate of trust with the Delaware Secretary of State on June 28, 1996. Such Original Trust Agreement will be amended and restated in its entirety (as so amended and restated, the "Trust Agreement") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act. Delmarva Financing exists for the exclusive purposes of (i) issuing Trust Securities representing undivided beneficial interests in the assets of Delmarva Financing, (ii) holding the Subordinated Debentures as trust assets and (iii) engaging in only those other activities necessary or incidental thereto. All of the Common Securities will be owned by the Company. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities, except that upon the occurrence and continuance of a default under the Indenture, the rights of the Holders of the Common Securities to payment in respect of Distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the Holders of the Preferred Securities. The Company will acquire Common Securities having an aggregate liquidation amount equal to 3% of the total capital of Delmarva Financing. Delmarva Financing has a term of approximately 45 years, but may terminate earlier as provided in the Trust Agreement. Delmarva Financing's business and affairs will be conducted by the Administrative Trustees. The office of the Property Trustee in the State of Delaware is Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890. The principal place of business of Delmarva Financing is c/o Delmarva Power & Light Company, 800 King Street, P.O. Box 231, Wilmington, Delaware 19899.

                                USE OF PROCEEDS

  The proceeds to be received by Delmarva Financing from the sale of the Preferred Securities will be used to purchase Subordinated Debentures of the Company. The Company expects to use the proceeds of such purchase to redeem its 7.52% Preferred Stock--$100 Par Value and its Adjustable Rate Preferred Stock-- $100 Par Value, Series A, to redeem or otherwise retire other outstanding securities of the Company to the extent that it shall be economic to do so, and for other general corporate purposes. To the extent the proceeds are not immediately so used, they may be invested temporarily in short-term interest-bearing obligations.


                    DESCRIPTION OF THE PREFERRED SECURITIES

  Delmarva Financing was authorized and created by the Original Trust Agreement. The Preferred Securities and the Common Securities will be created pursuant to the terms of the Trust Agreement. The Preferred Securities will represent undivided beneficial interests in the assets of Delmarva Financing and entitle the Holders thereof to a preference over the Common Securities in certain circumstances with respect to Distributions and amounts payable on redemption or liquidation, as well as other benefits as described in the Trust Agreement. The following summaries of certain provisions of the Trust Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of the Trust Agreement, including the definitions therein of certain terms, and the Trust Indenture Act. Wherever particular sections or defined terms of the Trust Agreement are referred to, such sections or defined terms are incorporated herein by reference. The Trust Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

  General

  All of the Common Securities will be owned by the Company. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities based on the liquidation amount of the Trust Securities, except as described under "Subordination of Common Securities." (Section 4.03). The Subordinated Debentures will be owned by Delmarva Financing and held by the Property Trustee in trust for the benefit of the Holders of the Trust Securities. (Section 2.09). The Subordinated Debentures and the Guarantee, together with the obligations of the Company with respect to the Preferred Securities under the Indenture, the Trust Agreement and the Expense Agreement, constitute a full and unconditional guarantee of the Preferred Securities by the Company.

  Distributions

  The Distributions payable on the Preferred Securities will be fixed at a rate per annum of ____% of the stated liquidation amount thereof. The term "Distributions" as used herein includes interest payable on overdue Distributions, unless otherwise stated. The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and for any period shorter than a full month, on the basis of the actual number of days elapsed. (Section 4.01(b)). Distributions that are in arrears will bear interest on the amount thereof at the per annum rate of ____% (to the extent permitted by applicable law, compounded quarterly).

  Distributions on the Preferred Securities will be cumulative, will accrue from the date of initial issuance thereof, and will be payable quarterly in arrears, on March 31, June 30, September 30 and December 31 of each year, commencing ______________, except as otherwise described below. Such Distributions will originally accrue from, and include, the date of initial issuance and will accrue to, and include, the first distribution payment date (as defined below), and thereafter will accrue from, and exclude, the last distribution payment date through which Distributions have been paid. In the event that any date on which Distributions are otherwise payable on the Preferred Securities is not a Business Day, payment of the Distribution payable on such date will be made on the next succeeding Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, payment of such Distribution shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date (each date on which Distributions are otherwise payable in accordance with the foregoing, a "Distribution payment date"). (Section 4.01(a)). "Business Day" is used herein to mean any day other than (i) a Saturday or a Sunday, (ii) a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed and (iii) a day on which the Corporate Trust Office of the Property Trustee or the Debenture Trustee is closed for business.

  The Company has the right under the Indenture pursuant to which it will issue the Subordinated Debentures to extend the interest payment period at any time or from time to time on the Subordinated Debentures to a period not exceeding 20 consecutive quarters, with the consequence that quarterly Distributions on the Preferred Securities would be deferred (but would continue to accrue with interest payable on unpaid Distributions at the rate per annum set forth above, compounded quarterly) by Delmarva Financing during any such Extension Period. (Section 4.01(b)). In the event that the Company exercises this right, during the Extension Period the Company may not (i) declare or pay dividends or distributions (other than dividends or distributions in Common Stock of the Company) on, or redeem, purchase, acquire, or make a liquidation payment with respect to any of its capital stock, or (ii) make any payment of principal of, interest or premium, if any, on, or repay, repurchase or redeem any indebtedness that is pari passu with the Subordinated Debentures (including other Debt Securities) or make any guarantee payment with respect to the foregoing. Prior to the termination of any such Extension Period, the Company may further extend the interest payment period; provided, however, that such Extension Period together with all such previous and further extensions thereof may not exceed 20 consecutive quarters and that such Extension Period may not extend beyond the maturity date of the Subordinated Debentures. Any Extension Period with respect to payment of interest on the Subordinated Debentures, other Debt Securities or on any similar securities will apply to all such securities and will also apply to Distributions with respect to the Preferred Securities and all other securities with terms substantially the same as the Preferred Securities. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may select a new Extension Period, subject to the foregoing requirements. See "Description of the Subordinated Debentures -- Interest" and "-- Option to Extend Interest Payment Period."

  It is anticipated that the income of Delmarva Financing available for Distributions to the Holders of the Preferred Securities will be limited to payments received on the Subordinated Debentures. See "Description of the Subordinated Debentures." If the Company does not make interest payments on the Subordinated Debentures, the Property Trustee will not have funds available to pay Distributions on the Preferred Securities and the Common Securities. The payment of Distributions (if and to the extent Delmarva Financing has sufficient funds available for the payment of such Distributions) is guaranteed by the Company as set forth herein under "Descriptions of the Guarantee."

  Distributions on the Preferred Securities will be payable to the Holders thereof as they appear on the register of Delmarva Financing on the relevant record dates, which as long as the Preferred Securities remain in book-entry form, will be one Business Day prior to the relevant Distribution payment date. Subject to any applicable laws and regulations and the Trust Agreement, each such payment will be made as described under "-- Book-Entry Only Issuance -- The Depository Trust Company." In the event any Preferred Securities are not in book-entry form, the relevant record date for such Preferred Securities shall be the date 15 days prior to the relevant distribution payment date or if such date is not a Business Day, the next succeeding Business Day. (Section 4.01(d)).

  Redemption

  Upon the repayment of the Subordinated Debentures, whether at maturity or upon earlier redemption as provided in the Indenture, the proceeds from such repayment shall be applied by the Property Trustee to redeem a Like Amount (as defined herein) of Trust Securities, upon not less than 30 nor more than 60 days' notice, at the Redemption Price. (Section 4.02). See "Description of the Subordinated Debentures -- Optional Redemption."

  The Subordinated Debentures will mature on _______________, and are redeemable at the option of the Company (i) in whole or in part, on or after _______________, or (ii) at any time, in whole but not in part, upon the occurrence of a Tax Event or an Investment Company Event (each, as defined below, a "Special Event"), subject to the conditions described under "Description of the Subordinated Debentures -- Optional Redemption."

  Special Event Redemption or Distribution

  If a Special Event shall occur and be continuing with respect to the Preferred Securities, the Company has the right to (i) redeem the Subordinated Debentures in whole, but not in part, and therefore cause a mandatory redemption of all the Preferred Securities at the Redemption Price within 90 days following the occurrence of such

Special Event, or (ii) cause the termination of Delmarva Financing and in connection therewith, after satisfaction of all amounts due to Delmarva Financing creditors, if any, cause Subordinated Debentures in a Like Amount to be distributed to the Holders of the Trust Securities within 90 days following the occurrence of such Special Event; provided, however, that in the case of the occurrence of a Tax Event, as a condition to any such termination and distribution, the Administrative Trustees shall have received an opinion of nationally recognized independent tax counsel experienced in such matters, which opinion may rely on any then applicable published revenue rulings of the Internal Revenue Service, to the effect that the Holders of the Preferred Securities will not recognize any gain or loss for United States federal income tax purposes as a result of the termination of the Trust and the distribution of the Subordinated Debentures (a "No Recognition Opinion"). See "Certain United States Federal Income Tax Consequences -- Receipt of Subordinated Debentures or Cash Upon Liquidation of Delmarva Financing." If the Company does not elect either option (i) or (ii) above, the Preferred Securities will remain outstanding and, in the event a Tax Event has occurred and is continuing, Additional Interest (as defined below) will be payable on the Subordinated Debentures.

  "Like Amount" means (i) with respect to a redemption of Trust Securities, Trust Securities having a liquidation amount equal to the principal amount of Subordinated Debentures to be contemporaneously redeemed and (ii) with respect to a distribution of Subordinated Debentures to Holders of Trust Securities in connection with a liquidation of Delmarva Financing, Subordinated Debentures having a principal amount equal to the liquidation amount of the Trust Securities with respect to which such Subordinated Debentures are to be distributed.

  "Tax Event" means the receipt by Delmarva Financing of an opinion of counsel (which may be counsel to the Company or an affiliate but not an employee thereof and which must be acceptable to the Property Trustee) experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, or as a result of any official administrative or judicial pronouncement or decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of original issuance of the Preferred Securities, there is more than an insubstantial risk that at such time or within 90 days of the date thereof (i) Delmarva Financing is, or will be, subject to United States federal income tax with respect to income received or accrued on the Subordinated Debentures, (ii) interest payable by the Company on the Subordinated Debentures, is not, or will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes, or (iii) Delmarva Financing is, or will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

  "Investment Company Event" means the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority to the effect that Delmarva Financing is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act"), which change in law becomes effective on or after the date of original issuance of the Preferred Securities.

  On March 19, 1996, the Revenue Bill was released. The Revenue Bill would, among other things, generally treat as equity an instrument, issued by a corporation, that has a maximum term of more than 20 years and that is not shown as indebtedness on the separate balance sheet of the issuer or, where the instrument is issued to a related party (other than a corporation), where the holder or some other related party issues a related instrument that is not shown as indebtedness on the issuer's consolidated balance sheet. The above-described provision was proposed to be effective generally for instruments issued on or after December 7, 1995. If the provision were to apply to the Subordinated Debentures, the Company would be unable to deduct interest on the Subordinated Debentures. However, on March 29, 1996, the Chairmen of the Senate Finance and House Ways and Means Committees issued a joint statement to the effect that it was their intention that the effective date of the President's legislative proposals, if adopted, will be no earlier than the date of appropriate Congressional action. There can be no assurance, however, that current or future legislative proposals or final legislation will not affect the ability of the Company to deduct interest on the Subordinated Debentures, which in turn could give rise to a Tax Event. Accordingly, there can be no assurance that a Special Event will not occur.

  On the date fixed for the distribution of Subordinated Debentures upon termination of Delmarva Financing (i) the Preferred Securities and the Common Securities no longer will be deemed to be outstanding and (ii) all rights of the Holders thereof will cease, except the right to receive Subordinated Debentures upon surrender of the certificates representing their Trust Securities. (Section 9.04).

  There can be no assurance as to the market price for the Subordinated Debentures which may be distributed in exchange for Preferred Securities upon the termination of Delmarva Financing. Accordingly, such Subordinated Debentures might trade at a discount to the price of the Preferred Securities exchanged. If the Subordinated Debentures are distributed to the Holders of Preferred Securities, the Company will use its best efforts to list the Subordinated Debentures on the NYSE or on such other exchange on which the Preferred Securities then are listed.

  Redemption Procedures

  The Company may not redeem fewer than all the Subordinated Debentures (with the result that Delmarva Financing may not redeem fewer than all the outstanding Preferred Securities) unless all accrued and unpaid interest has been paid on all Subordinated Debentures for all quarterly interest periods terminating on or prior to the date of redemption or if a partial redemption of the Preferred Securities would result in the delisting of the Preferred Securities by any national securities exchange on which the Preferred Securities then are listed.

  Preferred Securities redeemed on each Redemption Date shall be redeemed at the Redemption Price with the proceeds from the contemporaneous redemption of Subordinated Debentures. Redemptions of the Preferred Securities shall be made and the Redemption Price shall be deemed payable on each date selected for redemption (the "Redemption Date") only if Delmarva Financing has funds available for the payment of such Redemption Price. (Section 4.02(c)). See also "Subordination of Common Securities."

  If Delmarva Financing shall give a notice of redemption in respect of Preferred Securities, then, on or before the Redemption Date, Delmarva Financing will deposit irrevocably with the paying agent for such Preferred Securities funds sufficient to pay the applicable Redemption Price and will give such paying agent irrevocable instructions to pay the Redemption Price to the Holders thereof upon surrender of their certificates evidencing such Preferred Securities. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date for any Preferred Securities called for redemption shall be payable to the Holders of such Preferred Securities on the relevant record dates for the related Distribution payment dates. If notice of redemption shall have been given and funds deposited as required, then on the Redemption Date, all rights of Holders of such Preferred Securities so called for redemption will cease, except the right of the Holders of such Preferred Securities to receive the Redemption Price, but without interest thereon, and such Preferred Securities will cease to be outstanding. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the amount payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay). In the event that payment of the Redemption Price in respect of Preferred Securities called for redemption is not paid either by Delmarva Financing or by the Company pursuant to the Guarantee, Distributions on such Preferred Securities will continue to accrue at the then applicable rate, from the original Redemption Date to the date of payment. (Section 4.02(d)).

  Subject to applicable law (including, without limitation, United States federal securities law), the Company may at any time and from time to time purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

  If less than all the Trust Securities are to be redeemed on a Redemption Date, then the aggregate liquidation amount of such securities to be redeemed shall be allocated on a pro rata basis to the Common Securities and the Preferred Securities. The particular Preferred Securities to be redeemed shall be selected not more than 60 days prior to the Redemption Date by the Property Trustee from the outstanding Preferred Securities not previously called for redemption, by such method as the Property Trustee shall deem fair and appropriate and which may provide for the selection for redemption of Preferred Securities in liquidation amounts equal to $25 or integral multiples thereof. The Property Trustee shall notify the security registrar promptly in writing of the Preferred Securities selected for redemption and, in the case of any Preferred Securities selected for partial redemption, the liquidation amount thereof to be redeemed. For all purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of Preferred Securities shall relate, in the case of any Preferred Securities redeemed or to be redeemed only in part, to the portion of the liquidation amount of Preferred Securities that has been or is to be redeemed. (Section 4.02(f)).

  Subordination of Common Securities

  Payment of Distributions on, and the Redemption Price of, the Trust Securities, shall be made pro rata based on the liquidation amount of the Trust Securities; provided, however, that if on any Distribution payment date or Redemption Date an Event of Default under the Indenture (as described below, see "Events of Default; Notice") under the Trust Agreement shall have occurred and be continuing, no payment of any Distribution on, or Redemption Price of, any Common Security, and no other payment on account of the redemption, liquidation or other acquisition of Common Securities, shall be made unless payment in full in cash of all accrued and unpaid Distributions on all Preferred Securities for all distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price, the full amount of such Redemption Price on all Preferred Securities, shall have been made or provided for. (Section 4.03(a)).

  In the case of an Event of Default under the Trust Agreement resulting from an Event of Default under the Indenture, the Company as Holder of the Common Securities will be deemed to have waived any such Event of Default under the Trust Agreement until the effect of all such Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until all such Events of Default under such Trust Agreement have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the Holders of the Preferred Securities, and only Holders of Preferred Securities will have the right to direct the Property Trustee to act. (Section 4.03(b)).

  Liquidation Distribution upon Termination

  Pursuant to the Trust Agreement, Delmarva Financing shall terminate and shall be liquidated by the Property Trustee on December 31, 2041 or, if earlier, on the first to occur of: (i) the bankruptcy, dissolution or liquidation of the Company; (ii) the redemption of all of the Preferred Securities, (iii) the termination and liquidation of Delmarva Financing upon the occurrence of a Special Event and, in the case of a Tax Event, receipt by the Property Trustee of a No Recognition Opinion, and (iv) the entrance by a court of competent jurisdiction of an order for judicial termination of Delmarva Financing. (Sections 9.01 and 9.02).

  If an early termination occurs as described in clause (i), (iii) or (iv) above, Delmarva Financing shall be liquidated by the Property Trustee by distributing to each Holder of Preferred Securities and Common Securities a Like Amount of Subordinated Debentures, unless such distribution is determined by the Property Trustee not to be practical, in which event such Holders will be entitled to receive, out of the assets of Delmarva Financing available for distribution to Holders after adequate provision, as determined by the Property Trustee, has been made for the satisfaction of all amounts due to creditors, if any, an amount equal to the aggregate liquidation amount of the Trust Securities plus accrued and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because Delmarva Financing has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by Delmarva Financing on the Trust Securities shall be paid on a pro rata basis, except that an Event of Default has occurred and is continuing under the Indenture, the Preferred Securities shall have a preference over the Common Securities. (Sections 9.04(a), (d) and (e)).

  Events of Default; Notice

  Any one of the following events constitutes an Event of Default under the Trust Agreement:

     (i) the occurrence of an Event of Default under the Indenture (see "Description of the Subordinated Debentures -- Events of Default"); or

     (ii) default by Delmarva Financing in the payment of any Distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

     (iii) default by Delmarva Financing in the payment of any Redemption Price of any Trust Security when it becomes due and payable; or

     (iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the Trustees in the Trust Agreement (other than a covenant or warranty a default in the performance of which or the breach of which is specifically dealt with in clause (ii) or (iii) above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Property Trustee by the Holders of Preferred Securities having at least 10% of the total liquidation amount of the outstanding Preferred Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a Notice of Default thereunder; or

     (v) the occurrence of certain events of bankruptcy or insolvency with respect to Delmarva Financing.

  Within five Business Days after the occurrence of any Event of Default, the Property Trustee shall transmit to the Holders of Trust Securities and the Company notice of such Event of Default known to the Property Trustee, unless such Event of Default shall have been cured or waived. (Section 8.02(a)).

  Book-Entry Only Issuance -- The Depository Trust Company

  DTC will act as securities depositary for all of the Preferred Securities. The Preferred Securities initially will be issued only as fully-registered securities registered in the name of Cede & Co. ("DTC's nominee"). One or more fully-registered global Preferred Securities certificates, representing the aggregate number of Preferred Securities, will be issued and will be deposited with DTC.

  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the 1934 Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system also is available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a Direct Participant ("Indirect Participants"). The rules applicable to DTC and its Direct Participants and Indirect Participants are on file with the Commission.

  Purchases of Preferred Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Preferred Securities on DTC's records. The ownership interest of each actual purchaser of each Preferred Security (the "Beneficial Owner") is in turn to be recorded on the Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Preferred Securities, except in the event that use of the book-entry system for the Preferred Securities is discontinued.

  To facilitate subsequent transfers, all the Preferred Securities deposited by Direct Participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of Preferred Securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities. DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

  Redemption notices shall be sent to Cede & Co. as the registered Holder of Preferred Securities. If less than all of the Preferred Securities are being redeemed, DTC's current practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

  Although voting with respect to the Preferred Securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Preferred Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to Delmarva Financing as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co. consenting or voting rights to those Direct Participants to whose accounts the Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy). The Company and Delmarva Financing believe that the arrangements among DTC, Direct and Indirect Participants, and Beneficial Owners will enable the Beneficial Owners to exercise rights equivalent in substance to the rights that can be exercised directly by a holder of a beneficial interest in Delmarva Financing.

  Payment of Distributions on the Preferred Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant Distribution payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and such payments will be the responsibility of such Participant and not of DTC, the Property Trustee, Delmarva Financing or the Company, subject to any statutory or regulatory requirements to the contrary that may be in effect from time to time. Payment of Distributions to DTC is the responsibility of Delmarva Financing, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Participants.

  Except as provided herein, a Beneficial Owner will not be entitled to receive physical delivery of Preferred Securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Preferred Securities.

  DTC may discontinue providing its services as securities depositary with respect to the Preferred Securities at any time by giving reasonable notice to Delmarva Financing and the Company. Under such circumstances, in the event that a successor securities depositary should not be obtained, Preferred Securities certificates would be required to be printed and delivered. Additionally, the Administrative Trustees (with the consent of the Company) may decide to discontinue use of the system of book-entry transfers through DTC (or any successor depositary) with respect to the Preferred Securities. In that event, certificates for the Preferred Securities will be printed and delivered.

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company and Delmarva Financing believe to be reliable, but neither the Company nor Delmarva Financing takes responsibility for the accuracy thereof.

  Voting Rights

  Holders of Trust Securities shall be entitled to one vote for each $25 in liquidation amount represented by their Trust Securities in respect of any matter as to which such Holders of Trust Securities are entitled to vote.
Except as described below and under "-- Amendments," and under "Description of the Guarantee -- Amendments and Assignment" and as otherwise required by law and the Trust Agreement, the Holders of the Preferred Securities will have no voting rights. (Section 6.01(a)). In the event that the Company elects to defer payments of interest on the Subordinated Debentures as described under "Description of the Preferred Securities -- Distributions," the Holders of the Preferred Securities do not have the right to appoint a special representative or trustee or otherwise act to protect their interests.

  So long as any Subordinated Debentures are held by the Property Trustee, the Property Trustee shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or executing any trust or power conferred on the Debenture Trustee with respect to the Subordinated Debentures, (ii) waive any past default which is waivable under
Section 813 of the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Subordinated Debentures shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture or the Subordinated Debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the Holders of Preferred Securities having at least 66 2/3% of the liquidation amount of the outstanding Preferred Securities; provided, however, that where a consent under the Indenture would require the consent of each Holder of Subordinated Debentures affected thereby, no such consent shall be given by the Property Trustee without the prior consent of each Holder of Preferred Securities. The Property Trustee shall not revoke any action previously authorized or approved by a vote of the Preferred Securities. If the Property Trustee fails to enforce its rights under the Subordinated Debentures or the Trust Agreement, any Holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce the Property Trustee's rights under the Subordinated Debentures or the Trust Agreement, to the fullest extent permitted by law, without first instituting any legal proceeding against the Property Trustee or any other person or entity. The Property Trustee shall notify all Holders of the Preferred Securities of any notice of Event of Default received from the Debenture Trustee. In addition to obtaining the foregoing approvals of the Holders of the Preferred Securities, prior to taking any of the foregoing actions, the Property Trustee shall receive an opinion of counsel experienced in such matters to the effect that Delmarva Financing will be classified as a "grantor trust" and will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of such action. (Section 6.01(b)). Notwithstanding the foregoing, a Holder of Preferred Securities may institute a proceeding for enforcement of payment to such Holder directly of principal of or interest on the Subordinated Debentures having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such Holder on or after the due dates specified in the Subordinated Debentures.

  No vote or consent of the Holders of Preferred Securities will be required for Delmarva Financing to redeem and cancel Preferred Securities in accordance with the Trust Agreement.

  Notwithstanding that Holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned by the Company, the Property Trustee or any affiliate of the Company or the Property Trustee, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

  Amendments

  The Trust Agreement may be amended from time to time by a majority of the Administrative Trustees, the Property Trustee and the Company, without the consent of any Holders of Trust Securities, (i) to cure any ambiguity, correct or supplement any provision therein which may be inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising under the Trust Agreement, which shall not be inconsistent with the other provisions of the Trust Agreement, provided, however, that any such amendment shall not adversely affect in any material respect the interests of any Holder of Trust Securities, (ii) to modify, eliminate or add to any provisions of the Trust Agreement to such extent as shall be necessary to ensure that Delmarva Financing will not be classified for United States federal income tax purposes other than as a "grantor trust" at any time that any Trust Securities are outstanding or to ensure Delmarva Financing's exemption from the status of an "investment company" under the 1940 Act, or (iii) to effect the acceptance of a successor Trustee appointment. In the case of clause (i), any amendments of the Trust Agreement shall become effective when notice thereof is given to the Holders of Trust Securities (Section 10.03(a)).

  Except as provided below, any provision of the Trust Agreement may be amended by the Administrative Trustees, the Property Trustee and the Company with (i) the consent of Holders of Trust Securities representing not less than a majority of the liquidation amount of the Trust Securities then outstanding and (ii) receipt by the Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Trustees in accordance with such amendment will not affect Delmarva Financing's status as a grantor trust for United States federal income tax purposes or affect Delmarva Financing's exemption from status of an "investment company" under the 1940 Act. (Section 10.03(b)).

  Without the consent of each affected Holder of Trust Securities, the Trust Agreement may not be amended to (i) change the amount or timing of any Distributions with respect to the Trust Securities or otherwise adversely affect the amount of any Distributions required to be made in respect of the Trust Securities as of a specified date or (ii) restrict the right of a Holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date or (iii) change the requirement that each affected Holder consent to amendments in respect of clauses (i) or (ii) above. (Section 10.03(c)).

  Removal of Property Trustee

  Unless an Event of Default under the Indenture shall have occurred and be continuing, the Property Trustee may be removed at any time by the Company, as the Holder of the Common Securities. If an Event of Default under the Indenture has occurred and is continuing, the Property Trustee may be removed at such time by act of the Holders of Preferred Securities having a majority of the liquidation amount of the outstanding Preferred Securities. In no event will the Holders of the Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees, which voting rights are vested exclusively in the Company as the Holder of the Common Securities. No resignation or removal of the Property Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor Property Trustee in accordance with the provisions of the Trust Agreement. (Section 8.10).

  Co-Trustees and Separate Property Trustee

  Unless an Event of Default under the Indenture shall have occurred and be continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the Trust Property (as defined in the Trust Agreement) may at the time be located, the Company and the Property Trustee shall have power to appoint, and upon the written request of the Property Trustee, the Company shall for such purpose join with the Property Trustee in the execution, delivery and performance of all instruments and agreements necessary or proper to appoint one or more persons approved by the Property Trustee either to act as co-trustee, jointly with the Property Trustee, of all or any part of such Trust Property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity, any property, title, right or power deemed necessary or desirable, subject to the provisions of the Trust Agreement. If the Company does not join in such appointment within 15 days after the receipt by it of a request so to do, or in case an Event of Default under the Indenture has occurred and is continuing, the Property Trustee alone shall have power to make such appointment. (Section 8.09).

  Form, Exchange, and Transfer

  Preferred Securities will be issuable only in fully registered form, each having a liquidation amount of $25 and any integral multiple thereof.

  At the option of the Holder, subject to the terms of the Trust Agreement, Preferred Securities will be exchangeable for other Preferred Securities, of any authorized denomination and of like tenor and aggregate liquidation amount.

  Subject to the terms of the Trust Agreement, Preferred Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or accompanied by a duly executed instrument of transfer) at the office of the Transfer Agent designated for such purpose. The Administrative Trustees may designate the Company as Transfer Agent and as Registrar. Initially, Wilmington Trust Company will act as Registrar and Transfer Agent for the Preferred Securities.

  No service charge will be made for any registration of transfer or exchange of Preferred Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
Such transfer or exchange will be effected upon the Transfer Agent being satisfied with the documents of title and identity of the person making the request. The Administrative Trustees may at any time designate additional Transfer Agents or rescind the designation of any Transfer Agent or approve a change in the office through which any Transfer Agent acts.

  Delmarva Financing will not be required to (i) issue, register the transfer of, or exchange any Preferred Securities during a period beginning at the opening of business 15 calendar days before the day of mailing of a notice of redemption of any Preferred Securities called for redemption and ending at the close of business on the day of such mailing or (ii) register the transfer of or exchange any Preferred Securities so selected for redemption, in whole or in part, except the unredeemed portion of any such Preferred Securities being redeemed in part. (Section 5.04).

  Concerning the Property Trustee

  The Company maintains deposit accounts and conducts other banking transactions with the Property Trustee in the ordinary course of their businesses. The Property Trustee also acts as the Guarantee Trustee under the Guarantee and the Debenture Trustee under the Indenture.

  Miscellaneous

  Application will be made to list the Preferred Securities on the NYSE.

  The Property Trustee will act as the resident trustee in the State of Delaware, will hold the Subordinated Debentures on behalf of Delmarva Financing, will maintain a payment account with respect to the Trust Securities and will act as trustee under the Trust Agreement for the purposes of the Trust Indenture Act. See "Events of Default; Notice." The Administrative Trustees will administer the day-to-day operations of Delmarva Financing. See "Voting Rights."

  The Administrative Trustees are authorized and directed to conduct the affairs of Delmarva Financing and to operate Delmarva Financing so that Delmarva Financing will not be deemed to be an "investment company" required to be registered under the 1940 Act or taxed as a corporation for United States federal income tax purposes and so that the Subordinated Debentures will be treated as indebtedness of the Company for United States federal income tax purposes. In this connection, the Administrative Trustees and the Company are authorized to take any action, not inconsistent with applicable law, the Certificate of Trust or the Trust Agreement, that the Administrative Trustees and the Company determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the Holders of the Preferred Securities.

  Holders of the Preferred Securities have no preemptive or similar rights.


                          DESCRIPTION OF THE GUARANTEE

  Set forth below is a summary of information concerning the Guarantee that will be executed and delivered by the Company for the benefit of the Holders from time to time of Preferred Securities. The Guarantee will be qualified as an indenture under the Trust Indenture Act. Wilmington Trust Company will act as Guarantee Trustee under the Guarantee for the purposes of compliance with the Trust Indenture Act. The terms of the Guarantee will be those set forth in such Guarantee and those made part of such Guarantee by the Trust Indenture Act. The summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act. The Guarantee Trustee will hold the Guarantee for the benefit of the Holders of the Preferred Securities.

  General

  The Company will agree fully and unconditionally to the extent set forth herein, to pay the Guarantee Payments (as defined herein) in full to the Holders of the Preferred Securities (except to the extent paid by or on behalf of Delmarva Financing), as and when due, regardless of any defense, right of set-off or counterclaim that the Company may have or assert. The following payments with respect to the Preferred Securities, to the extent not paid by or on behalf of Delmarva Financing (the "Guarantee Payments"), will be subject to the Guarantee (without duplication): (i) any accrued and unpaid Distributions required to be paid on the Preferred Securities, to the extent the Property Trustee has available in the payment account sufficient funds to make such payment, (ii) the Redemption Price with respect to any Preferred Securities called for redemption by Delmarva Financing, to the extent the Property Trustee has available in the payment account sufficient funds to make such payment and
(iii) upon a voluntary or involuntary dissolution, winding-up or termination of Delmarva Financing (other than in connection with a redemption of all of the Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid Distributions on the Preferred Securities to the date of payment and (b) the amount of assets of Delmarva Financing remaining available for distribution to Holders of Preferred Securities in liquidation of Delmarva Financing. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the Holders of Preferred Securities or by causing Delmarva Financing to pay such amounts to such Holders. (Section 5.01).

  The Guarantee will be a guarantee with respect to the Preferred Securities issued by Delmarva Financing from the time of issuance of the Preferred Securities, but will not apply to (i) any payment of Distributions if and to the extent that Delmarva Financing does not have funds available to make such payments, or (ii) collection of payment. If the Company does not make interest payments on the Subordinated Debentures held by Delmarva Financing, Delmarva Financing will not have funds available to pay Distributions on the Preferred Securities. The Guarantee will rank subordinate and junior in right of payment to all liabilities of the Company (except those made pari passu by their terms). See "Status of the Guarantee." The Company has agreed in the Expense Agreement to provide funds to Delmarva Financing as needed to pay obligations of Delmarva Financing to parties other than Holders of Trust Securities. The Subordinated Debentures and the Guarantee, together with the obligations of the Company with respect to the Preferred Securities under the Indenture, the Trust Agreement, the Guarantee and the Expense Agreement, constitute a full and unconditional guarantee of the Preferred Securities by the Company. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full and unconditional guarantee by the Company of the Preferred Securities.

  Amendments and Assignment

  Except with respect to any changes that do not materially adversely affect the rights of Holders of Preferred Securities (in which case no vote will be required), the terms of the Guarantee may be changed only with the prior approval of the Holders of Preferred Securities having at least 66 2/3% of the liquidation amount of the outstanding Preferred Securities. (Section 8.02).
All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the Holders of the Preferred Securities then outstanding. (Section 8.01).

  Events of Default

  An event of default under the Guarantee will occur upon the failure of the Company to perform any of its payment obligations thereunder. The Holders of Preferred Securities having a majority of the liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. Any Holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against Delmarva Financing, the Guarantee Trustee or any other person or entity. (Section 5.04).

  The Company, as Guarantor, will be required to provide annually to the Guarantee Trustee a statement as to the performance by the Company of certain of its obligations under the Guarantee and as to any default in such performance and an officer's certificate as to the Company's compliance with all conditions under the Guarantee. (Section 2.04).

  Information Concerning the Guarantee Trustee

  The Guarantee Trustee, prior to the occurrence of a default by the Company in performance of the Guarantee, has undertaken to perform only such duties as are specifically set forth in the Guarantee and, after default with respect to the Guarantee, must exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any Holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. (Section 3.01). See "Description of the Preferred Securities -- Concerning the Property Trustee."

  Termination of the Guarantee

  The Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price of all Preferred Securities, the distribution of Subordinated Debentures to Holders of Preferred Securities in exchange for all of the Preferred Securities or full payment of the amounts payable upon liquidation of Delmarva

Financing. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any Holder of Preferred Securities must restore payment of any sums paid under the Preferred Securities or the Guarantee. (Section 7.01).

  Status of the Guarantee

  The Guarantee will constitute an unsecured obligation of the Company and will rank (i) subordinate and junior in right of payment to all liabilities of the Company (except liabilities that may be made pari passu by their terms), (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by the Company and with any guarantee now or hereafter entered into by the Company in respect of any preferred or preference stock of any affiliate of the Company and (iii) senior to the Company's Common Stock. The Trust Agreement provides that each Holder of Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the Guarantee. (Section 6.01).

  The Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity).

  Governing Law

  The Guarantee will be governed by and construed in accordance with the laws of the State of New York.


                   DESCRIPTION OF THE SUBORDINATED DEBENTURES

  Set forth below is a description of the specific terms of the Subordinated Debentures which Delmarva Financing will hold as trust assets. The following description does not purport to be complete and is qualified in its entirety by reference to the Indenture between the Company and the Debenture Trustee with respect to the Subordinated Debentures, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Whenever particular provisions or defined terms in the Indenture are referred to herein, such provisions or defined terms are incorporated by reference herein. Section references used herein are references to provisions of the Indenture unless otherwise noted.

  The Indenture provides for the issuance of debentures (including the Subordinated Debentures), notes or other evidence of indebtedness by the Company (each a "Debt Security") in an unlimited amount from time to time. The Subordinated Debentures constitute a separate series under the Indenture.

  General

  The Subordinated Debentures will be limited in aggregate principal amount to the sum of the aggregate liquidation amount of the Preferred Securities and the consideration paid by the Company for the Common Securities and will have terms similar to the terms of the Preferred Securities. The Subordinated Debentures are unsecured, subordinated obligations of the Company which rank junior to all of the Company's Senior Indebtedness. The Subordinated Debentures will bear interest at the same rate, payable at the same times, as the Distributions payable on the Trust Securities, and will have a maturity and redemption provisions correlative to those of the Trust Securities.

  The entire outstanding principal amount of the Subordinated Debentures will become due and payable, together with any accrued and unpaid interest thereon, including Additional Interest (as defined herein), if any, on ___________________. The amounts payable as principal and interest on the Subordinated Debentures will be sufficient to provide for payment of Distributions payable on the Trust Securities.

  If Subordinated Debentures are distributed to Holders of Preferred Securities in a termination of Delmarva Financing, such Subordinated Debentures will be issued in fully-registered certificated form in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below.

  Payments of principal and interest on Subordinated Debentures will be payable, the transfer of Subordinated Debentures will be registrable, and Subordinated Debentures will be exchangeable for Subordinated Debentures of other denominations of a like aggregate principal amount, at the corporate trust office of the Debenture Trustee in Wilmington, Delaware; provided, however, that payment of interest may be made at the option of the Company by check mailed to the address of the persons entitled thereto and that the payment in full of principal with respect to any Subordinated Debenture will be made only upon surrender of such Subordinated Debenture to the Debenture Trustee.

  Optional Redemption

  On or after ________________, the Company will have the right, at any time and from time to time, to redeem the Subordinated Debentures, in whole or in part, at a redemption price equal to 100% of the principal amount of the Subordinated Debentures being redeemed, together with any accrued but unpaid interest, including Additional Interest, if any, to the Redemption Date.

  If a Special Event shall occur and be continuing, the Company shall have the right to redeem the Subordinated Debentures, in whole but not in part, at a redemption price equal to 100% of the principal amount of Subordinated Debentures then outstanding plus any accrued and unpaid interest, including Additional Interest, if any, to the Redemption Date. The Subordinated Debentures will be subject to optional redemption in whole but not in part upon the termination and liquidation of Delmarva Financing pursuant to an order for the dissolution, termination or liquidation of Delmarva Financing entered by a court of competent jurisdiction.

  For so long as Delmarva Financing is the Holder of all the outstanding Subordinated Debentures, the proceeds of any such redemption will be used by Delmarva Financing to redeem Preferred Securities and Common Securities in accordance with their terms. The Company may not redeem less than all the Subordinated Debentures unless all accrued and unpaid interest (including any Additional Interest) has been paid in full on all outstanding Subordinated Debentures for all quarterly interest periods terminating on or prior to the date of redemption.

  Any optional redemption of Subordinated Debentures shall be made upon not less than 30 nor more than 60 days' notice from the Debenture Trustee to the Holders of Subordinated Debentures, as provided in the Indenture.

  Interest

  The Subordinated Debentures shall bear interest at the rate of ____% per annum. Such interest is payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, an "Interest Payment Date"), commencing ______________, 1996, to the person in whose name each Subordinated Debenture is registered, by the close of business on the Business Day 15 days preceding such Interest Payment Date. It is anticipated that Delmarva Financing will be the sole Holder of the Subordinated Debentures.

  The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and for any period shorter than a full month, on the basis of the actual number of days elapsed (Section 310). In the event that any date on which interest is payable on the Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date the payment was originally payable (Section 113).

  Option to Extend Interest Payment Period

  The Company has the right under the Indenture to extend the interest payment period from time to time on the Subordinated Debentures for an Extension Period of up to 20 consecutive quarters during which period interest will be compounded quarterly. At the end of an Extension Period, the Company must pay all interest then accrued and unpaid (together with interest thereon at the rate specified for the Subordinated Debentures compounded quarterly, to the extent permitted by applicable law). However, during any such Extension Period, the Company shall not (i) declare or pay any dividend or distribution (other than a dividend or distribution in Common Stock of the Company) on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or (ii) make any payment of principal of, interest or premium, if any, on, or repay, repurchase or redeem any indebtedness that is pari passu with the Subordinated Debentures (including other Debt Securities), or make any guarantee payments with respect to such indebtedness. Prior to the termination of any such Extension Period, the Company may further extend the interest payment period provided, however, that such Extension Period together with all such previous and further extensions thereof shall not exceed 20 consecutive quarters at any one time or extend beyond the maturity date of the Subordinated Debentures. Any Extension Period with respect to payment of interest on the Subordinated Debentures, other Debt Securities or on any similar securities will apply to all such securities and will also apply to Distributions with respect to the Preferred Securities and all other securities with terms substantially the same as the Preferred Securities. Upon the termination of any such Extension Period and the payment of all amounts then due, the Company may select a new Extension Period, subject to the above requirements. No interest shall be due and payable during an Extension Period, except at the end thereof. The Company will give Delmarva Financing and the Debenture Trustee notice of its election of an Extension Period prior to the earlier of (i) one Business Day prior to the record date for the distribution which would occur but for such election or (ii) the date the Company is required to give notice to the NYSE or other applicable self-regulatory organization of the record date and will cause Delmarva Financing to send notice of such election to the Holders of Preferred Securities.

  Additional Interest

  So long as any Preferred Securities remain outstanding, if Delmarva Financing shall be required to pay, with respect to its income derived from the interest payments on the Subordinated Debentures, any amounts for or on account of any taxes, duties, assessments or governmental charges of whatever nature imposed by the United States, or any other taxing authority, then, in any such case, the Company will pay as interest on such Subordinated Debentures such additional interest (the "Additional Interest") as may be necessary in order that the net amounts received and retained by Delmarva Financing after the payment of such taxes, duties, assessments or governmental charges shall result in Delmarva Financing's having such funds as it would have had in the absence of the payment of such taxes, duties, assessments or governmental charges. (Section 312).

  Defeasance

  The principal amount of any series of Debt Securities issued under the Indenture will be deemed to have been paid for purposes of the Indenture and the entire indebtedness of the Company in respect thereof will be deemed to have been satisfied and discharged, if there shall have been irrevocably deposited with the Debenture Trustee or any paying agent, in trust: (i) money in an amount which will be sufficient, or (ii) in the case of a deposit made prior to the maturity of the Subordinated Debentures, Government Obligations (as defined herein), which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide moneys which, together with the money, if any, deposited with or held by the Debenture Trustee, will be sufficient, or (iii) a combination of (i) and
(ii) which will be sufficient, to pay when due the principal of and premium, if any, and interest, if any, due and to become due on the Debt Securities of such series that are outstanding. For this purpose, "Government Obligations" include direct obligations of, or obligations unconditionally guaranteed by, the United States of America entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof. (Section 701).

  It is possible that for United States federal income tax purposes any deposit contemplated in the preceding paragraph could be treated as a taxable exchange of the Subordinated Debentures outstanding for an issue of obligations of Delmarva Financing or a direct interest in the cash and securities held by Delmarva Financing. In that case, Holders of the Subordinated Debentures outstanding would recognize a gain or loss for federal income tax purposes, as if their share of Delmarva Financing obligations or the cash or securities deposited, as the case may be, had actually been received by them in exchange for their Subordinated Debentures. In addition, such Holders thereafter would be required to include in income a share of the income, gain or loss of Delmarva Financing. The amount so required to be included in income could be different from the amount that would be includable in the absence of such deposit. Prospective investors are urged to consult their own tax advisors as to the specific consequences to them of any such deposit.

  Subordination

  The Subordinated Debentures will be subordinate and junior in right of payment to all Senior Indebtedness of the Company to the extent provided in the Indenture. No payment of principal of (including redemption and sinking fund payments), or interest on, the Subordinated Debentures may be made (i) upon the occurrence of certain events of bankruptcy, insolvency or reorganization, (ii) if any Senior Indebtedness is not paid when due, (iii) if any other default has occurred pursuant to which the Holders of Senior Indebtedness have accelerated the maturity thereof and with respect to (ii) and (iii), such default has not been cured or waived, or (iv) if the maturity of any series of Debt Securities has been accelerated, because of an event of default with respect thereto, which remains uncured. Upon any payment or distribution of assets of the Company to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and premium, if any, and interest due or to become due on, all Senior Indebtedness must be paid in full before the Holders of the Subordinated Debentures are entitled to receive or retain any payment thereon. (Section 1502). Subject to the prior payment of all Senior Indebtedness, the rights of the Holders of the Subordinated Debentures will be subrogated to the rights of the Holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Subordinated Debentures are paid in full. (Section 1504).

  The term "Senior Indebtedness" is defined in the Indenture to mean all obligations (other than non-recourse obligations and the indebtedness issued under the Indenture) of, or guaranteed or assumed by, the Company for borrowed money, including both senior and subordinated indebtedness for borrowed money (other than the Debt Securities), or for the payment of money relating to any lease which is capitalized on the consolidated balance sheet of the Company and its subsidiaries in accordance with generally accepted accounting principles as in effect from time to time, or evidenced by bonds, debentures, notes or other similar instruments, and in each case, amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligations, whether existing as of the date of this Indenture or subsequently incurred by the Company unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to or is pari passu with the Subordinated Debentures; provided, however, that the Company's obligations under the Guarantee shall not be deemed to be Senior Indebtedness. (Section 101).

  The Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued. As of March 31, 1996, the Company had approximately $1.0 billion principal amount of indebtedness for borrowed money constituting Senior Indebtedness.

  Consolidation, Merger, and Sale of Assets

  Under the terms of the Indenture, the Company may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless (i) the corporation formed by such consolidation or into which the Company is merged or the entity which acquires by conveyance or transfer, or which leases, the property and assets of the Company substantially as an entirety shall be a entity organized and validly existing under the laws of any domestic jurisdiction and such entity expressly assumes the Company's obligations on all Debt Securities and under the Indenture, (ii) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and (iii) the Company shall have delivered to the Debenture Trustee an Officer's Certificate and an Opinion of Counsel as provided in the Indenture. (Section 1101).

  Events of Default

  Each of the following will constitute an Event of Default under the Indenture with respect to the Debt Securities of any series: (i) failure to pay any interest on the Debt Securities of such series within 30 days after the same becomes due and payable, provided that deferral of payment during an Extension Period will not constitute an Event of Default; (ii) failure to pay principal or premium, if any, on the Debt Securities of such series when due and payable;
(iii) failure to perform, or breach of, any other covenant or warranty of the Company in the Indenture (other than a covenant or warranty of the Company in the Indenture solely for the benefit of one or more series of Debt Securities other than such series) for 60 days after written notice to the Company by the Debenture Trustee, or to the Company and the Debenture Trustee by the Holders of at least 10% in principal amount of the Debt

Securities of such series outstanding under the Indenture as provided in the Indenture; (iv) the entry by a court having jurisdiction in the premises of (a) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (b) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition by one or more persons other than the Company seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official for the Company or for any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order for relief or any such other decree or order shall have remained unstayed and in effect for a period of 90 consecutive days; and (v) the commencement by the Company of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company in a case or other similar proceeding or to the commencement of any bankruptcy or insolvency case or proceeding against it under any applicable federal or state law or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the authorization of such action by the Board of Directors. (Section 801).

  An Event of Default with respect to the Debt Securities of a particular series may not necessarily constitute an Event of Default with respect to Debt Securities of any other series issued under the Indenture.

  If an Event of Default due to the default in payment of principal of or interest on any series of Debt Securities or due to the default in the performance or breach of any other covenant or warranty of the Company applicable to the Debt Securities of such series but not applicable to all series occurs and is continuing, then either the Debenture Trustee or the Holders of 25% in principal amount of the outstanding Debt Securities of such series may declare the principal of all of the Debt Securities of such series and interest accrued thereon to be due and payable immediately (subject to the subordination provisions of the Indenture). If an Event of Default due to the default in the performance of any other covenants or agreements in the Indenture applicable to all outstanding Debt Securities or due to certain events of bankruptcy, insolvency or reorganization of the Company has occurred and is continuing, either the Debenture Trustee or the Holders of not less than 25% in principal amount of all outstanding Debt Securities, considered as one class, and not the Holders of the Debt Securities of any one of such series may make such declaration of acceleration (subject to the subordination provisions of the Indenture).

  If, in the event of an Event of Default, the Debenture Trustee fails, or the Holders of not less than 25% of the aggregate principal amount of the outstanding Debt Securities of such series fail, to declare the principal due and payable, the holders of at least 25% in aggregate liquidation amount of the related series of Preferred Securities shall have such right. Except as set forth above, the existence of an Event of Default does not entitle the holders of Preferred Securities to accelerate the maturity thereof or declare amounts due and payable.

  At any time after the declaration of acceleration with respect to the Debt Securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the Event or Events of Default giving rise to such declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if

  (i) the Company has paid or deposited with the Debenture Trustee a sum sufficient to pay

     (a) all overdue interest on all Debt Securities of such series;

     (b) the principal of and premium, if any, on any Debt Securities of such series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such Debt Securities;

     (c) interest upon overdue interest at the rate or rates prescribed therefor in such Debt Securities, to the extent that payment of such interest is lawful; and

     (d) all amounts due to the Debenture Trustee under the Indenture; and

  (ii) any other Event or Events of Default with respect to Debt Securities of such series, other than the nonpayment of the principal of the Debt Securities of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture. (Section 802).

  Subject to the provisions of the Indenture relating to the duties of the Debenture Trustee in case an Event of Default shall occur and be continuing, the Debenture Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders of the Subordinated Debentures, unless such Holders shall have offered to the Debenture Trustee reasonable indemnity. (Section 903). If an Event of Default has occurred and is continuing in respect of a series of Debt Securities, subject to such provisions for the indemnification of the Debenture Trustee, the Holders of a majority in principal amount of the outstanding Debt Securities of such series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or exercising any trust or power conferred on the Debenture Trustee, with respect to the Debt Securities of such series; provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of Debt Securities, the Holders of a majority of the aggregate principal amount of the outstanding Debt Securities of all such series, considered as one class, will have the right to make such direction, and not the Holders of the Debt Securities of any one of such series; and provided, further, that such direction will not be in conflict with any rule of law or with the Indenture. (Section
812).

  No Holder of Debt Securities of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such Holder has previously given to the Debenture Trustee written notice of a continuing Event of Default with respect to the Debt Securities of such series,
(ii) the Holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of all series in respect of which an Event of Default shall have occurred and be continuing, considered as one class, have made written request to the Debenture Trustee, and such Holder or Holders have offered reasonable indemnity to the Debenture Trustee to institute such proceeding in respect of such Event of Default in its own name as trustee and
(iii) the Debenture Trustee has failed to institute any proceeding, and has not received from the Holders of a majority of the aggregate principal amount of the outstanding Debt Securities of such series a direction inconsistent with such request, within 60 days after such notice, request and offer. (Section 807). However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security. (Section 808).

  The Company will be required to furnish to the Debenture Trustee annually a statement by an appropriate officer as to such officer's knowledge of the Company's compliance with all conditions and covenants under the Indenture, such compliance to be determined without regard to any period of grace or requirement of notice under the Indenture. (Section 606).

  Enforcement of Certain Rights by Holders of Preferred Securities

  If an Event of Default has occurred and is continuing, then the Holders of Preferred Securities would rely on the enforcement by the Property Trustee or the Debenture Trustee, acting for the benefit of the Property Trustee, of its rights as a holder of the Subordinated Debentures against the Company. Notwithstanding the foregoing, if an Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay principal of or interest on the Subordinated Debentures on the date such interest or principal is otherwise payable (or in the case of redemption, on the Redemption Date), then a Holder of Preferred Securities may directly institute a proceeding against the Company for enforcement of payment to such Holder of the principal of or interest on the Subordinated Debentures having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such Holder (a "Direct Action") after the respective due dates specified in the Subordinated Debentures. In connection with such Direct Action, the Company will be subrogated to the rights of such Holder of Preferred Securities with respect to payments on the Preferred Securities to the extent of any payment made by the Company to such Holder of Preferred Securities in such Direct Action.

  The Holders of the Preferred Securities would not be able to exercise directly against the Company any rights other than those set forth in the preceding paragraph available to the holders of the Subordinated Debentures unless the Property Trustee or the Debenture Trustee, acting for the benefit of the Property Trustee, fails to do so for 60 days. In such event, to the fullest extent permitted by law, the holders of at least 25% of the aggregate liquidation amount of the outstanding Preferred Securities would have the right to directly institute proceedings for enforcement of such rights.

  Modification and Waiver

  Without the consent of any Holder of Debt Securities, the Company and the Debenture Trustee may enter into one or more supplemental indentures for any of the following purposes: (i) to evidence the assumption by any permitted successor to the Company of the covenants of the Company in the Indenture and in the Debt Securities; or (ii) to add one or more covenants of the Company or other provisions for the benefit of the Holders of outstanding Debt Securities or to surrender any right or power conferred upon the Company by the Indenture; or (iii) to add any additional Events of Default with respect to outstanding Debt Securities; or (iv) to change or eliminate any provision of the Indenture or to add any new provision to the Indenture, provided that if such change, elimination or addition will affect adversely the interests of the Holders of Debt Securities of any series in any material respect, such change, elimination or addition will become effective with respect to such series only (a) when the consent of the Holders of Debt Securities of such series has been obtained in accordance with the Indenture, or (b) when no Debt Securities of such series remain outstanding under the Indenture; or (v) to provide collateral security for all but not part of the Debt Securities; (vi) to establish the form or terms of Debt Securities of any other series as permitted by the Indenture; or (vii) to provide for the authentication and delivery of bearer securities and coupons appertaining thereto representing interest, if any, thereon and for the procedures for the registration, exchange and replacement thereof and for the giving of notice to, and the solicitation of the vote or consent of, the Holders thereof, and for any and all other matters incidental thereto; or (viii) to evidence and provide for the acceptance of appointment of a successor Debenture Trustee under the Indenture with respect to the Debt Securities of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or to facilitate the administration of the trusts under the Indenture by more than one trustee; or (ix) to provide for the procedures required to permit the utilization of a noncertificated system of registration for the Debt Securities of all or any series; or (x) to change any place where (a) the principal of and premium, if any, and interest, if any, on all or any series of Debt Securities shall be payable, (b) all or any series of Debt Securities may be surrendered for registration of transfer or exchange and
(c) notices and demands to or upon the Company in respect of Debt Securities and the Indenture may be served; or (xi) to cure any ambiguity or inconsistency or to add or change any other provisions with respect to matters and questions arising under the Indenture, provided such changes or additions shall not adversely affect the interests of the Holders of Debt Securities of any series in any material respect. (Section 1201).

  The Holders of at least a majority of the aggregate principal amount of the outstanding Debt Securities of all series may waive compliance by the Company with certain restrictive provisions of the Indenture. (Section 607). The Holders of not less than a majority in principal amount of the outstanding Debt Securities of any series may waive any past default under the Indenture with respect to such series, except a default in the payment of principal, premium, or interest and certain covenants and provisions of the Indenture that cannot be modified or be amended without the consent of the Holder of each outstanding Debt Security of such series affected. (Section 813).

  Without limiting the generality of the foregoing, if the Trust Indenture Act is amended after the date of the Indenture in such a way as to require changes to the Indenture or the incorporation therein of additional provisions or so as to permit changes to, or the elimination of, provisions which, at the date of the Indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the Indenture, the Indenture will be deemed to have been amended so as to conform to such amendment of the Trust Indenture Act or to effect such changes, additions or elimination, and the Company and the Debenture Trustee may, without the consent of any Holders, enter into one or more supplemental indentures to evidence or effect such amendment. (Section 1201).

  Except as provided above, the consent of the Holders of not less than a majority of the aggregate principal amount of the outstanding Debt Securities of all series, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the Indenture or modifying in any manner the rights of the Holders of such Debt Securities under the Indenture pursuant to one or more supplemental indentures; provided, however, that if less than all of the series of outstanding Debt Securities are affected directly by a proposed supplemental indenture, then the consent only of the Holders of a majority of the aggregate principal amount of outstanding Debt Securities of all series so directly affected, considered as one class, will be required; and provided further, that no such amendment or modification may (i) change the stated maturity of the principal of, or any installment of principal of or interest on, any Debt Security, or reduce the principal amount thereof or the rate of interest thereon (or the amount of any installment of interest thereon) or change the method of calculating such rate or reduce any premium payable upon the redemption thereof, or change the coin or currency (or other property) in which any Debt Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of any Debt Security (or, in the case of redemption, on or after the Redemption
Date) without, in any such case, the consent of the Holder of such Debt Security, (ii) reduce the percentage in principal amount of the outstanding Debt Security of any series, (or, if applicable, in liquidation amount of Preferred Securities) the consent of the Holders of which is required for any such supplemental indenture, or the consent of the Holders of which is required for any waiver of compliance with any provision of the Indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without, in any such case, the consent of the Holder of each outstanding Debt Security of such series, or (iii) modify certain of the provisions of the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the Debt Security of any series, without the consent of the Holder of each outstanding Debt Security affected thereby. A supplemental indenture that changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of Debt Securities, or modifies the rights of the Holders of Debt Securities of such series with respect to such covenant or other provision, will be deemed not to affect the rights under the Indenture of the Holders of the Debt Securities of any other series. (Section
1202).

  The Indenture provides that in determining whether the Holders of the requisite principal amount of the outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture, or whether a quorum is present at the meeting of the Holders of Debt Securities, Debt Securities owned by the Company or any other obligor upon the Debt Securities or any affiliate of the Company or of such other obligor (unless the Company, such affiliate or such obligor owns all Debt Securities outstanding under the Indenture, determined without regard to this provision) shall be disregarded and deemed not to be outstanding. (Section 101).

  If the Company shall solicit from Holders any request, demand, authorization, direction, notice, consent, election, waiver or other act, the Company may, at its option, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other such act, but the Company shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of the outstanding Debt Securities have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the outstanding Debt Securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other Act of a Holder shall bind every future Holder of the same Debt Security and the Holder of every Debt Security issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Debenture Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Debt Security. (Section 104).

  Resignation of Debenture Trustee

  The Debenture Trustee may resign at any time by giving written notice thereof to the Company or may be removed at any time by the Holders of a majority of the principal amount of all series of outstanding Debt Securities of all series. No resignation or removal of the Debenture Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Indenture. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing and except with respect to a Debenture Trustee appointed by the Holders, if the Company has delivered to the Debenture Trustee a resolution of its Board of Directors appointing a successor trustee and such successor has accepted such appointment in accordance with the terms of the Indenture, the Debenture Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Indenture. (Section 910).

  Notices

  Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the security register therefor.

  Title

  The Company, the Debenture Trustee, and any agent of the Company or the Debenture Trustee, may treat the person in whose name Debt Securities are registered as the absolute owner thereof (whether or not such Debt Securities may be overdue) for the purpose of making payments and for all other purposes irrespective of notice to the contrary.

  Governing Law

  The Indenture and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

  Concerning the Debenture Trustee

  The Debenture Trustee under the Indenture is Wilmington Trust Company. In addition, Wilmington Trust Company acts as Property Trustee under the Trust Agreement and as Guarantee Trustee under the Guarantee. See "Description of the Preferred Securities -- Concerning the Property Trustee."


             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

  The following summary describes certain United States federal income tax consequences relevant to the purchase, ownership and disposition of Preferred Securities as of the date hereof and represents the opinion of Reid & Priest LLP, New York, New York, special tax counsel to the Company, insofar as it relates to matters of law or legal conclusions. Except where noted, it deals only with Preferred Securities held as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, life insurance companies, persons holding Preferred Securities as a part of a hedging or conversion transaction or a straddle, United States Holders (as defined herein) whose "functional currency" is not the U.S. dollar, or persons who are not United States Holders. In addition, this discussion does not address the tax consequences to persons who purchase Preferred Securities other than pursuant to their initial issuance and distribution. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified at any time so as to result in United States federal income tax consequences different from those discussed below. These authorities are subject to various interpretations and it is therefore possible that the United States federal income tax treatment of the Preferred Securities may differ from the treatment described below.

  PROSPECTIVE PURCHASERS OF PREFERRED SECURITIES, INCLUDING PERSONS WHO ARE NOT UNITED STATES HOLDERS AND PERSONS WHO PURCHASE PREFERRED SECURITIES IN THE SECONDARY MARKET, ARE ADVISED TO CONSULT WITH THEIR TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF PREFERRED SECURITIES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR OTHER TAX LAWS.

  United States Holders

  As used herein, a "United States Holder" means a Holder that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

  Classification of Delmarva Financing

  Reid & Priest LLP, special tax counsel to the Company and Delmarva Financing, is of the opinion that, under current law and assuming full compliance with the terms of the Indenture and the instruments establishing Delmarva Financing (and certain other documents), Delmarva Financing will be classified as a "grantor trust" for United States federal income tax purposes and will not be classified as an association taxable as a corporation. Each Holder will be treated as owning an undivided beneficial interest in the Subordinated Debentures. Accordingly, each Holder will be required to include in its gross income interest (in the form of OID) accrued with respect to its allocable share of Subordinated Debentures as described below. No amount included in income with respect to the Preferred Securities will be eligible for the dividends received deduction. Investors should be aware that the opinion of Reid & Priest LLP does not address any other issue and is not binding on the Internal Revenue Service or the courts.

  Classification of the Subordinated Debentures

  Based on the advice of its counsel, the Company believes and intends to take the position that the Subordinated Debentures will constitute indebtedness for United States federal income tax purposes. No assurance can be given that such position will not be challenged by the Internal Revenue Service or, if challenged, that such a challenge will not be successful. By purchasing and accepting Preferred Securities, each Holder covenants to treat the Subordinated Debentures as indebtedness and the Preferred Securities as evidence of an indirect beneficial ownership in the Subordinated Debentures. The remainder of this discussion assumes that the Subordinated Debentures will be classified as indebtedness of the Company for United States federal income tax purposes.

  Possible Tax Law Changes

  On March 19, 1996, the Revenue Bill, the revenue portion of President Clinton's budget proposal, was released. The Revenue Bill would, among other things, generally treat as equity an instrument, issued by a corporation, that has a maximum term of more than 20 years and that is not shown as indebtedness on the separate balance sheet of the issuer or, where the instrument is issued to a related party (other than a corporation), where the holder or some other related party issues a related instrument that is not shown as indebtedness on the issuer's consolidated balance sheet. The above-described provision was proposed to be effective generally for instruments issued on or after December 7, 1995. If the provision were to apply to the Subordinated Debentures, the Company would be unable to deduct interest on the Subordinated Debentures. However, on March 29, 1996, the Chairmen of the Senate Finance and House Ways and Means Committees issued a joint statement to the effect that it was their intention that the effective date of the President's legislative proposals, if adopted, will be no earlier than the date of appropriate Congressional action. There can be no assurance, however, that current or future legislative proposals or final legislation will not affect the ability of the Company to deduct interest on the Subordinated Debentures. If legislation were enacted limiting, in whole or in part, the deductibility by the Company of interest on the Subordinated Debentures for United States federal income tax purposes, such enactment could give rise to a Tax Event which would permit the Company to cause a redemption of the Preferred Securities or a distribution of the Subordinated Debentures in liquidation of Delmarva Financing, as described more fully under "Description of the Preferred Securities -- Special Event Redemption or Distribution."

  Potential Extension of Interest Payment Period and Original Issue Discount

  Under the terms of the Subordinated Debentures, the Company has the option to defer payments of interest for up to 20 consecutive quarterly distribution payment periods and to pay as a lump sum at the end of such period all of the interest that has accrued during such period. During any such Extension Period, Distributions on the Preferred Securities also will be deferred. Because of this option to extend the interest payment periods, the Subordinated Debentures will be treated as having been issued with OID for United States federal income tax purposes. As a result, United States Holders will be required to accrue interest income (in the form of OID) on an economic accrual basis even if they use the cash method of tax accounting. In the event of an Extension Period, a United States Holder will be required to continue to include OID in income notwithstanding that Delmarva Financing will not make any Distribution on the Preferred Securities during such Extension Period. As a result, any Holder who disposes of Preferred Securities prior to the record date for the payment of Distributions following such Extension Period will include interest in gross income but will not receive any Distributions related thereto from Delmarva Financing. The tax basis of a Preferred Security will be increased by the amount of any OID that is included in income, and will be decreased when and if Distributions are subsequently received from Delmarva Financing by such Holders.

  In addition, the amount of OID will be increased or decreased if the issue price of the Subordinated Debentures (offering price of the Preferred Securities at the time of the issuance) is less than or greater than their stated principal amount. It is anticipated that the issue price of the Subordinated Debentures will equal or exceed their stated principal amount. In the event that the issue price of the Subordinated Debentures is less than their stated principal amount, however, the Treasury Regulations may be read to require a recalculation of the amount of OID for each period that the Company does not exercise its right to extend the interest payment period. This recalculation could result in minor adjustments to the amount of OID taxable to the Holders for such period.

  Receipt of Subordinated Debentures or Cash Upon Liquidation of Delmarva Financing

  Under certain circumstances, as described under the caption "Description of the Preferred Securities -- Special Event Redemption or Distribution," Subordinated Debentures may be distributed to Holders of Preferred Securities in exchange for the Preferred Securities and in liquidation of Delmarva Financing. Under current law, for United States federal income tax purposes, if Delmarva Financing is treated as a grantor trust at the time of distribution, such a distribution would be treated as a non-taxable event to each United States Holder, and each United States Holder would receive an aggregate tax basis in the Subordinated Debentures equal to such Holder's aggregate tax basis in its Preferred Securities. A United States Holder's holding period for the Subordinated Debentures received in liquidation of Delmarva Financing would include the period during which such Holder held the Preferred Securities.

  Under certain circumstances, as described under the caption "Description of the Preferred Securities -- Redemption of Preferred Securities," the Subordinated Debentures may be redeemed for cash and the proceeds of such redemption distributed to Holders of Preferred Securities in redemption of the Preferred Securities. Under current law, such a redemption would, for United States federal income tax purposes, constitute a taxable disposition of the Preferred Securities, and a Holder would recognize gain or loss as if such Holder had sold such redeemed Preferred Securities. See "Sale, Exchange and Redemption of the Preferred Securities."

  Sale, Exchange and Redemption of the Preferred Securities

  Upon the sale, exchange or redemption of Preferred Securities, a United States Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or redemption and such Holder's adjusted tax basis in the Preferred Securities. A United States Holder's adjusted tax basis will, in general, be the issue price of the Preferred Securities, increased by the OID previously included in income by the United States Holder and reduced by any Distributions on the Preferred Securities. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or redemption, the Preferred Securities have been held for more than one year. Under current law, net capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

  Information Reporting and Backup Withholding

  Subject to the qualification discussed below, income on the Preferred Securities will be reported to holders on Form 1099, which should be mailed to such Holders by January 31, following each calendar year.

  Delmarva Financing will be obligated to report annually to Cede & Co., as holder of record of the Preferred Securities, the OID related to the Subordinated Debentures that accrued during the year. Delmarva Financing currently intends to report such information on Form 1099 prior to January 31, following each calendar year. The Underwriters have indicated to Delmarva Financing that, to the extent that they hold Preferred Securities as nominees for beneficial holders, they currently expect to report the OID that accrued during the calendar year on such Preferred Securities to such beneficial holders on Forms 1099 by January 31, following each calendar year. Under current law, holders of Preferred Securities who hold as nominees for beneficial holders will not have any obligation to report information regarding the beneficial holders to Delmarva Financing. Delmarva Financing, moreover, will not have any obligation to report to beneficial holders who are not also record holders. Thus, beneficial holders of Preferred Securities who hold their Preferred Securities through the Underwriters will receive

Forms 1099 reflecting the income on their Preferred Securities from such nominee holders rather than from Delmarva Financing.

  Payments made in respect of, and proceeds from the sale of, Preferred Securities (or Subordinated Debentures distributed to holders of Preferred Securities) may be subject to "backup" withholding tax of 31% unless the holder complies with certain identification requirements or fails to report in full dividend and interest income. Any withheld amounts will be allowed as a refund or a credit against the holder's United States federal income tax liability, provided the required information is provided to the Internal Revenue Service.

  These information reporting and backup withholding tax rules are subject to temporary Treasury Regulations. Accordingly, the application of such rules to the Preferred Securities could be changed.

                           VALIDITY OF THE SECURITIES

  Certain matters of Delaware law relating to the validity of the Preferred Securities, the enforceability of the Trust Agreement and the formation of Delmarva Financing are being passed upon by Richards, Layton & Finger, Special Delaware counsel for the Company and Delmarva Financing. The validity of the Guarantee and the Subordinated Debentures will be passed upon for the Company by Dale G. Stoodley, General Counsel for the Company, and for the Underwriters by Reid & Priest LLP, 40 West 57th Street, New York, New York. Reid & Priest LLP may rely as to matters of all laws, other than New York and federal laws, upon the opinion of Mr. Stoodley. Mr. Stoodley may rely as to matters of Virginia law upon the opinion of Peter F. Clark, Assistant General Counsel for the Company, and as to matters of New York law upon the opinion of Reid & Priest LLP. From time to time, Reid & Priest has represented the Company with respect to matters unrelated to the Preferred Securities.

  R. Franklin Balotti, a director for the Company, is a member of the law firm of Richards, Layton & Finger, the Special Delaware counsel. However, Mr. Balotti is not directly involved with the transactions described herein, other than in his role as a director for the Company.

  As of June 20, 1996, Mr. Stoodley held, in the form of stock and share equivalents in the Company's employee benefit plans, approximately 2,830 shares of the Company's Common Stock and had been granted 4,050 performance shares as to which full rights will not vest, if at all, until a future date. On such date, Mr. Stoodley's shares, including the performance shares, had a fair market value of approximately $139,320.00. As of June 20, 1996, Mr. Clark held, in the form of stock and share equivalents in the Company's employee benefit plans, approximately 1,293 shares of the Company's Common Stock and had been granted 1,930 performance shares as to which full rights will not vest, if at all, until a future date. On such date, Mr. Clark's shares, including the performance shares, had a fair market value of approximately $65,265.75.

                                    EXPERTS

  The consolidated financial statements incorporated by reference in this Prospectus from the Company's Annual Report on Form 10-K for the year ended December 31, 1995, have been audited by Coopers & Lybrand L.L.P., independent accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

  Dale G. Stoodley, General Counsel for the Company, has reviewed the statements as to matters of law and legal conclusions under "Description of the Preferred Securities," "Description of the Guarantee" and "Description of the Subordinated Debentures" and in the Incorporated Documents and such statements are included herein and therein upon his authority as an expert.

  Statements as to United States federal income taxation under "Certain United States Federal Income Tax Consequences" herein have been passed upon for the Company and Delmarva Financing by Reid & Priest LLP, special tax counsel to the Company.

                                 UNDERWRITING

  Under the terms and subject to the conditions contained in the Underwriting Agreement dated the date hereof, each of the Underwriters named below for whom Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives (the "Representatives") has severally agreed to purchase, and Delmarva Financing has agreed to sell to each of the Underwriters, severally, the respective number of Preferred Securities set opposite its name below:

                                                          Number of
             Underwriters                            Preferred Securities
             ------------                            --------------------
Morgan Stanley & Co. Incorporated...................
Merrill Lynch, Pierce, Fenner & Smith
           Incorporated.............................




                                                          ------------

   Total............................................      ============


  The Underwriting Agreement provides that the several obligations of the Underwriters to pay for and accept delivery of the Preferred Securities are subject to the approval of certain legal matters by their counsel and to certain other conditions. In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Preferred Securities offered hereby if any of the Preferred Securities are purchased. In the event of default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting Underwriters may be increased or Underwriting Agreement may be terminated.

  The Underwriters initially propose to offer all or part of the Preferred Securities directly to the public at the price to public set forth on the cover page of this Prospectus, and all or part to certain dealers at a price that
represents a concession not in excess of $      per Preferred Security.  The
Underwriters may allow, and such dealers may reallow, a concession not in excess
of $     per Preferred Security to certain other dealers.  After the initial offering of the Preferred Securities, the offering price and other selling terms may from time to time be varied by the Representatives.

  Because the proceeds of the sale of the Preferred Securities will ultimately be used to purchase the Subordinated Debentures, the Underwriting Agreement provides that the Company will pay to the Underwriters as compensation for their
services, $   per Preferred Security (or $   in the aggregate); provided that
such compensation will be $   per Preferred Security sold to certain
institutions.

  Prior to this offering, there has been no public market for the Preferred Securities. Application will be made to list the Preferred Securities on the NYSE. Listing is contingent upon meeting the requirements of the New York Stock Exchange, including those relating to distribution. In order to meet one such requirement, the Underwriters have undertaken to sell lots of 100 or more Preferred Securities to a minimum of 400 beneficial holders. Trading of the Preferred Securities on the NYSE is expected to commence within a 30-day period after the date of this Prospectus. The Underwriters have advised Delmarva Financing that they intend to make a market in the Preferred Securities prior to the commencement of trading on the NYSE. The Underwriters will have no obligation to make a market in the Preferred Securities, however, and may cease market making activities, if commenced, at any time.

          Delmarva Financing and the Company have agreed to indemnify the Underwriters against or contribute to payments that the Underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the expenses payable by the Company in connection with the issuance and distribution of the securities to be registered.

     Filing fee - Securities and Exchange Commission..  $ 24,138.00
     Filing fee - New York Stock Exchange.............    35,500.00
     Trustees' Fees, including counsel................    30,000.00
     Company Counsel Fees.............................    15,000.00
     Auditors' fees...................................    15,000.00
     Rating agencies' fees............................    45,000.00
     Printing, including Registration Statement,
       prospectuses, exhibits, etc....................    20,000.00
     Blue Sky fees and expenses.......................    10,000.00
     Miscellaneous....................................    15,362.00
                                                        -----------
     Total expenses...................................  $210,000.00
                                                        ===========

Item 15. Indemnification of Directors and Officers.

     The Company's Restated Certificate and Articles of Incorporation, as amended, provides that the Company shall indemnify, to the full extent that it shall have power to do so under applicable law, each director and officer against all costs and liabilities reasonably incurred by or imposed on such persons in connection with any litigation in which such director or officer may be involved by reason of being or having been a director or officer of the Company. This provision is not exclusive of other rights to which any director or officer may otherwise be entitled. Under applicable corporate law, the Company may, upon a determination that such persons have met the applicable statutory standard of conduct, indemnify directors, officers, employees and agents against expenses, judgments, fines and settlement payments reasonably incurred.

     Subject to certain exceptions, the directors and all corporate officers of the Company are insured to an overall limit of $45,000,000 (subject to a Company deductible of $200,000 for each loss involving non-nuclear operations and $1,000,000 for each loss involving nuclear operations) because of any claim or claims made against them, including claims arising under the Act and caused by any negligent act, any error, any omission or any breach of duty while acting in their capacities as such directors or officers, and the Company is insured to the extent that it shall have indemnified the directors and officers for such loss. The premiums for such insurance are paid by the Company.


Item 16. Exhibits.

Exhibit
Number                   Description of Exhibits
- -------                  -----------------------
 1-A  -  Form of Underwriting Agreement relating to the Preferred Securities.

 3-A  -  A copy of the Company's Restated Certificate and Articles of
         Incorporation effective as of April 12, 1990, (filed with Registration
         No. 33-50453).*

 3-B  -  A copy of the Company's Certificate of Designation and Articles of
         Amendment establishing the 7-3/4% Preferred Stock-$25 Par (filed with
         Registration No. 33-50453).*

 3-C  -  A copy of the Company's Certificate of Designation and Articles of
         Amendment establishing the 6-3/4% Preferred Stock (filed with Form 10-K for the year ended December 31, 1993).*

 3-D  -  A copy of the Company's Certificate of Amendment of Restated
         Certificate and Articles of Incorporation filed with the Delaware
         Secretary of State, effective as of June 7, 1996.

 3-E - A copy of the Company's Articles of Amendment of Restated Certificate and Articles of Incorporation filed with the Virginia State Corporation
         Commission, effective as of June 7, 1996.

 3-F  -  A copy of the Company's Bylaws as amended February 29, 1996.

 4-A  -  Trust Agreement relating to the Preferred Securities.

 4-B  -  Form of Amended and Restated Trust Agreement relating to the Preferred
         Securities.

 4-C  -  Form of Indenture relating to the Subordinated Debentures.

 4-D  -  Form of Guarantee Agreement.

 4-E  -  Form of Agreement as to Expenses and Liabilities (Exhibit C to
         Exhibit 4-B).

 4-F  -  Form of Officer's Certificate establishing Subordinated Debentures
         (including the form of Subordinated Debentures as Exhibit A).

 4-G  -  Form of Preferred Securities (Exhibit D to Exhibit 4-B).

 5-A  -  Opinion of Dale G. Stoodley, General Counsel for the Company.

 5-B  -  Opinion of Peter F. Clark, Assistant General Counsel for the Company

 5-C  -  Opinion and Consent of Richards, Layton & Finger, Special Delaware
         Counsel to the Company and Delmarva Financing.

   8  -  Opinion of Reid & Priest LLP, Special Tax Counsel to the Company.

12-A - Computation of Ratio of Earnings to Fixed Charges of the Company (filed with Form 10-Q for the quarter ended March 31, 1996).*

12-B  -  Computation of Ratio of Earnings to Fixed Charges and Preferred
         Dividends of the Company.

23-A  -  Consent of Coopers & Lybrand LLP.

23-B  -  Consents of Mr. Stoodley, Mr. Clark, Richards, Layton & Finger and
         Reid & Priest LLP are included in their respective opinions filed as Exhibits 5-A, 5-B, 5-C and 8, respectively.

  24  -  Power of Attorney (see page II-5).

- ---------------
*      Incorporated by reference pursuant to Rule 411.


25-A  -  Statement of Eligibility and Qualification on Form T-1 of Wilmington
         Trust Company relating to Amended and Restated Trust Agreement.


25-B  -  Statement of Eligibility and Qualification on Form T-1 of Wilmington
         Trust Company relating to Indenture.


25-C  -  Statement of Eligibility and Qualification on Form T-1 of Wilmington
         Trust Company relating to Guarantee Agreement.

Item 17. Undertakings.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, as amended (the "1933 Act"), each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered hereby, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (2) For purposes of determining any liability under the 1933 Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the 1933 Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (3) For the purpose of determining any liability under the 1933 Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (4) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                               POWER OF ATTORNEY
  Each person whose signature appears below and on the following pages hereby authorizes any agent for service named in this Registration Statement to execute in the name of each such person, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this Registration Statement, which amendments may make such changes in this Registraion Statement as the registrant deems appropriate and appoints such agent for service as attorney-in-fact to sign in each such person's behalf individually and in each capacity stated below and file any such amendments to the Registration Statement and the registrant hereby also appoints each such agent for service as its attorney-in-fact with like authority to sign and file any such amendments in its name and behalf.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware, on June 27, 1996.



                                     DELMARVA POWER & LIGHT COMPANY
                                             (Registrant)


                                     By           /s/ B.S. Graham
                                       -------------------------------------
                                       (B.S. Graham, Senior Vice President,
                                       Treasurer and Chief Financial Officer)


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


       Signature                        Title                   Date
       ---------                        -----                   ----


   /s/ H.E. Cosgrove             Chairman of the Board,      June 27, 1996
- ----------------------------   President, Chief Executive
      (H.E. Cosgrove)             Officer and Director
                              (Principal Executive Officer)


  /s/ B.S. Graham                Senior Vice President,      June 27, 1996
- ----------------------------       Treasurer and Chief
        (B.S. Graham)               Financial Officer
                              (Principal Financial Officer)

  /s/ James P. Lavin              Comptroller and Chief      June 27, 1996
- ----------------------------       Accounting Officer
       (James P. Lavin)      (Principal Accounting Officer)


  /s/ Michael G. Abercrombie            Director             June 27, 1996
- ----------------------------
   (Michael G. Abercrombie)


  /s/ R. Franklin Balotti               Director             June 27, 1996
- ----------------------------
   (R. Franklin Balotti)

 /s/ Robert D. Burris         Director                       June 27, 1996
- ----------------------------
    (Robert D.Burris)


 /s/ Audrey K. Doberstein     Director                       June 27, 1996
- ----------------------------
  (Audrey K. Doberstein)


 /s/ Michael B. Emery         Director                       June 27, 1996
- ----------------------------
   (Michael B. Emery)


  /s/ James H. Gilliam, Jr.   Director                       June 27, 1996
- ----------------------------
   (James H. Gilliam, Jr.)

                              Director
- ----------------------------
      (Sarah I. Gore)


  /s/ James C. Johnson, III   Director                       June 27, 1996
- ----------------------------
    (James C. Johnson, III)


- ----------------------------
   (Weston E. Nellius)        Director

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware, on June 27, 1996.


                                      Delmarva Power Financing I


                                      By:  /s/ B.S. Graham
                                         -------------------------------------
                                         (B.S. Graham, Administrative Trustee)


                                 Exhibit Index

Exhibit
Number                   Description of Exhibits
- -------                  -----------------------
 1-A  -  Form of Underwriting Agreement relating to the Preferred Securities.

 3-A  -  A copy of the Company's Restated Certificate and Articles of
         Incorporation effective as of April 12, 1990, (filed with Registration
         No. 33-50453).*

 3-B  -  A copy of the Company's Certificate of Designation and Articles of
         Amendment establishing the 7-3/4% Preferred Stock-$25 Par (filed with
         Registration No. 33-50453).*

 3-C  -  A copy of the Company's Certificate of Designation and Articles of
         Amendment establishing the 6-3/4% Preferred Stock (filed with Form 10-K for the year ended December 31, 1993).*

 3-D  -  A copy of the Company's Certificate of Amendment of Restated
         Certificate and Articles of Incorporation filed with the Delaware
         Secretary of State, effective as of June 7, 1996.

 3-E - A copy of the Company's Articles of Amendment of Restated Certificate and Articles of Incorporation filed with the Virginia State Corporation
         Commission, effective as of June 7, 1996.

 3-F  -  A copy of the Company's Bylaws as amended February 29, 1996.

 4-A  -  Trust Agreement relating to the Preferred Securities.

 4-B  -  Form of Amended and Restated Trust Agreement relating to the Preferred
         Securities.

 4-C  -  Form of Indenture relating to the Subordinated Debentures.

 4-D  -  Form of Guarantee Agreement.

 4-E  -  Form of Agreement as to Expenses and Liabilities (Exhibit C to
         Exhibit 4-B).

 4-F  -  Form of Officer's Certificate establishing Subordinated Debentures
         (including the form of Subordinated Debentures as Exhibit A).

 4-G  -  Form of Preferred Securities (Exhibit D to Exhibit 4-B).

 5-A  -  Opinion of Dale G. Stoodley, General Counsel for the Company.

 5-B  -  Opinion of Peter F. Clark, Assistant General Counsel for the Company

 5-C  -  Opinion and Consent of Richards, Layton & Finger, Special Delaware
         Counsel to the Company and Delmarva Financing.

   8  -  Opinion of Reid & Priest LLP, Special Tax Counsel to the Company.

12-A - Computation of Ratio of Earnings to Fixed Charges of the Company (filed with Form 10-Q for the quarter ended March 31, 1996).*

12-B  -  Computation of Ratio of Earnings to Fixed Charges and Preferred
         Dividends of the Company.

23-A  -  Consent of Coopers & Lybrand LLP.

23-B  -  Consents of Mr. Stoodley, Mr. Clark, Richards, Layton & Finger and
         Reid & Priest LLP are included in their respective opinions filed as Exhibits 5-A, 5-B, 5-C and 8, respectively.

  24  -  Power of Attorney (see page II-5).

- ---------------
*      Incorporated by reference pursuant to Rule 411.


25-A  -  Statement of Eligibility and Qualification on Form T-1 of Wilmington
         Trust Company relating to Amended and Restated Trust Agreement.


25-B  -  Statement of Eligibility and Qualification on Form T-1 of Wilmington
         Trust Company relating to Indenture.


25-C  -  Statement of Eligibility and Qualification on Form T-1 of Wilmington
         Trust Company relating to Guarantee Agreement.